      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998
                                                      REGISTRATION NO. 333-
================================================================================

 THIS DOCUMENT IS A COPY OF THE REGISTRATION STATEMENT ON FORM S-4 FILED ON MAY
         22, 1998 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          GLENBOROUGH PROPERTIES, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                          7001                          94-3231041
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OF ORGANIZATION)    CLASSIFICATION CODE NUMBERS)        IDENTIFICATION NUMBER)

                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 343-9300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             FRANK E. AUSTIN, ESQ.
                             SENIOR VICE PRESIDENT
                   OF GLENBOROUGH REALTY TRUST INCORPORATED,
                       GENERAL PARTNER OF THE REGISTRANT
                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 343-9300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                           STEPHEN J. SCHRADER, ESQ.
                            JUSTIN L. BASTIAN, ESQ.
                            MORRISON & FOERSTER, LLP
                               755 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 813-5600

            APPROXIMATE DATE OF COMMENCEMENT OF SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                AMOUNT TO           OFFERING PRICE        AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED         BE REGISTERED          PER UNIT(1)               PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
7 5/8% Senior Notes Due 2005...     $150,000,000               100%              $150,000,000.00         $44,250.00
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 22, 1998
                          GLENBOROUGH PROPERTIES, L.P.

         OFFER TO EXCHANGE ALL OUTSTANDING 7 5/8% SENIOR NOTES DUE 2005
                  ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                  FOR 7 5/8% SENIOR NOTES DUE 2005 WHICH HAVE
                BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                            ------------------------

     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON                     , 1998 (AS SUCH DATE MAY BE EXTENDED, THE
"EXPIRATION DATE").

     Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $150,000 or integral multiples of $1,000 in excess thereof in principal amount of its 7 5/8% Senior Notes due 2005 (the "New Notes") for each $150,000 or integral multiples of $1,000 in excess thereof in principal amount of its outstanding 7 5/8% Senior Notes due 2005 (the "Old Notes") (the New Notes and the Old Notes are collectively referred to herein as the "Notes").

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Operating Partnership has agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Operating Partnership will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement, dated as of March 23, 1998 (the "Registration Rights Agreement"), between the Operating Partnership, Bear, Stearns & Co. Inc., and Salomon Brothers Inc. (the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $150,000 or integral multiples of $1,000 in excess thereof. See "The Exchange Offer."

     The Old Notes were issued in a transaction (the "Initial Offering") pursuant to which the Operating Partnership issued an aggregate of $150,000,000 principal amount of the Old Notes to the Initial Purchasers on March 23, 1998 (the "Closing Date") pursuant to an Indenture, and supplement thereto, each dated March 23, 1998 (the "Indenture"), among the Operating Partnership, the Company, as general partner of the Operating Partnership, and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Trustee"). The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Operating Partnership and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Operating Partnership granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Operating Partnership's obligations under the Registration Rights Agreement with respect to the Old Notes. The New Notes will be obligations of the Operating Partnership evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture. The form and terms of the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions, registration rights and related Special Interest (as defined herein) provisions applicable to the Old Notes. See "The Exchange Offer -- Purpose and Effect."

                                                        (continued on next page)
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.
                            ------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

           The date of this Prospectus is                     , 1998

(continued from cover)

     The New Notes will bear interest at the rate of 7 5/8% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 1998, to holders of record on the immediately preceding March 1 and September 1 and will mature on March 15, 2005. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereof from the date of the original issuance of the Old Notes or date of the last interest payment, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. The Notes are subject to redemption at any time at the option of the Operating Partnership, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and the Make Whole amount (as defined herein), if any, thereon to the date fixed for redemption.

     The New Notes will be general unsecured and unsubordinated obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the New Notes will be effectively subordinated to such secured borrowing arrangements that the Operating Partnership has and from time to time may enter into with various banks and other lenders, and to the prior claims of each secured mortgage lender to any specific property owned by the Operating Partnership which secures any lender's mortgage. As of March 31, 1998, such arrangements and mortgages aggregated approximately $242.1 million; as adjusted to reflect the Pro Forma Adjustments (as defined herein), such
arrangements and mortgages would have aggregated approximately           million
as of March 31, 1998. Subject to certain limitations set forth in the Indenture, the Indenture permits the Operating Partnership to incur additional indebtedness and additional secured indebtedness. See "Description of Notes -- Covenants" and "Recent Activities -- Financing Activities."

     The Operating Partnership is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters issued to third parties in other transactions. However, the Operating Partnership has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Based on the Commission interpretations, the Operating Partnership believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Operating Partnership for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Operating Partnership, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Operating Partnership that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Operating Partnership that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Operating Partnership's results of operations and the market for similar securities.

Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors -- Lack of Public Market."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with the Trustee as custodian of, or on behalf of, The Depository Trust Operating Partnership ("DTC"), as the initial depository with respect to the Old Notes (in such capacity, the "Depositary"). The Global Old Note is registered in the name of Cede & Co. ("Cede"), as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depositary and its participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Notes") and deposited with the Trustee as custodian of, or on behalf of, the Depositary. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

     THE OPERATING PARTNERSHIP WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER. PURSUANT TO THE REGISTRATION RIGHTS AGREEMENT, THE OPERATING PARTNERSHIP WILL BEAR CERTAIN REGISTRATION EXPENSES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    1
Incorporation by Reference..................................    1
Prospectus Summary..........................................    3
  Operating Partnership.....................................    3
  The Initial Offering......................................    4
  The Exchange Offer........................................    5
  Description of New Notes..................................    7
  Risk Factors..............................................    9
Risk Factors................................................   10
  Risks Associated With Acquisitions........................   10
  Dependence on Executive Officers..........................   11
  Risks Associated With Debt Financing......................   11
  Absence of a Public Market for the Notes..................   12
  Risks Relating to Real Estate.............................   12
  Limitation On Ownership of Common Stock May Preclude
     Acquisition of Control.................................   16
  Litigation Related to Consolidation.......................   16
  Chapter 11 Reorganization of Partnership Consolidation by
     Senior Management......................................   16
  Board of Directors May Change Investment Policies.........   17
  Year 2000 Compliance......................................   17
The Exchange Offer..........................................   18
  Purpose and Effect........................................   18
  Consequences of Failure to Exchange Old Notes.............   18
  Terms of the Exchange Offer...............................   18
  Expiration Date; Extensions; Amendments...................   19
  Conditions of the Exchange Offer..........................   19
  Termination of Certain Rights.............................   19
  Accrued Interest..........................................   19
  Procedures For Tendering Old Notes........................   20
  Guaranteed Delivery Procedures............................   21
  Acceptance of Old Notes for Exchange; Delivery of New
     Notes..................................................   22
  Withdrawal Rights.........................................   22
  The Exchange Agent; Assistance............................   23
  Fees and Expenses.........................................   23
  Accounting Treatment......................................   23
  Resales of the New Notes..................................   23
Capitalization..............................................   25
Selected Historical and Pro Forma Financial and Other
  Data......................................................   26
The Operating Partnership...................................   29
  Growth Strategy...........................................   29
  Financing Policies........................................   30
  Investment Policies.......................................   31
Recent Activities...........................................   32
  Pending Acquisitions......................................   32
  1998 and 1997 Completed Acquisitions......................   33
  Other Acquisition Opportunities...........................   36
  Redeployment of Assets....................................   36

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
  Financing Policies........................................   36
  Investment Policies.......................................   36
  Financing Activities......................................   37
Legal Proceedings...........................................   38
Business & Properties.......................................   39
Management..................................................   43
Securities Ownership of Management..........................   46
Certain Relationships and Related Transactions..............   48
  Acquisitions from Related Parties.........................   48
  Employment Agreements.....................................   48
Description of Notes........................................   49
  General...................................................   49
  Ranking...................................................   50
  Principal, Maturity and Interest..........................   50
  Optional Redemption.......................................   50
  Registration Rights; Liquidated Damages...................   51
  Merger, Consolidation or Sale.............................   52
  Covenants.................................................   52
  Certain Definitions.......................................   55
  Events of Default, Notice and Waiver......................   57
  Discharge, Defeasance and Covenant Defeasance.............   58
  Modification of the Indenture.............................   60
  Transfer and Exchange.....................................   61
United States Federal Income Tax Consequences...............   62
  General...................................................   62
  Exchange Offer............................................   62
Plan of Distribution........................................   63
Legal Matters...............................................   63
Experts.....................................................   63

                             AVAILABLE INFORMATION

     The Operating Partnership has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Operating Partnership and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Operating Partnership and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

     The Company (as defined herein) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files proxy statements and other information with the Commission. All reports, proxy statements and other information filed with the Commission can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The address of the Commission's Web Site is (http://www.sec.gov). In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Operating Partnership is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The Operating Partnership has agreed that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Operating Partnership will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Operating Partnership were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Operating Partnership and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Operating Partnership's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Operating Partnership were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Operating Partnership will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Operating Partnership will agree that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144(d)(4) under the Securities Act.

                           INCORPORATION BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          c. The Company's Current Reports on Form 8-K filed with the Commission on April 29, 1998 and May 7, 1998;

          d. The Company's Current Reports on Form 8-K/A filed with the Commission on May 15, 1998;

          e. The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-14162); and

          f. The description of the Registrant's 7 3/4% Convertible Preferred Stock (liquidation preference $25.00 per share), par value $0.001 per share, contained in the Company's Registration Statement on Form 8-A (File No. 1-14162).

     All documents filed by the Operating Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document, copies of which are available from the Operating Partnership as described below, each such statement being qualified in all respects by such reference.

     The Operating Partnership will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (excluding exhibits to the information that is incorporated herein by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Investor Relations, Glenborough Realty Trust Incorporated, 400 South El Camino Real Suite 1100, San Mateo, California 95402-1708; telephone number (650) 343-9300.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus (or in the applicable Prospectus).

                               PROSPECTUS SUMMARY

     The following is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. As used herein, the term "Operating Partnership" means Glenborough Properties, L.P., a California limited partnership, and the term "Company" means Glenborough Realty Trust Incorporated, a Maryland corporation, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date the Company merged (the "Consolidation") with and into Glenborough Corporation, a California corporation ("Old GC") and eight public limited partnerships (collectively with Old GC, the "GRT Predecessor Entities")) and the Company's predecessor partnerships and companies for periods prior to the Consolidation, unless the context indicates otherwise. The previous offering and sale in a private placement of $150,000,000 aggregate principal amount of 7 5/8% Senior Notes Due 2005 (the "Old Notes"), which closed on March 23, 1998 (the "Closing Date"), is herein referred to as the "Initial Offering," and the exchange offering of the Old Notes for up to $150,000,000 aggregate principal amount of 7 5/8% Senior Notes Due 2005 which have been registered with the Commission under the Securities Act of 1933 (the "Securities Act") made hereby is herein referred to as the "Exchange Offer." As used herein, the term "Pro Forma Adjustments" with respect to March 31, 1998 calculations, means that such calculations have been adjusted to reflect the acquisition of the Eaton & Lauth Portfolio I, the completion of the Pending Acquisitions and certain other adjustments (see "Pro Forma Financial Information"), as if such transactions had been completed on March 31, 1998. Unless otherwise indicated, ownership percentages of the units of limited partnership interests in the Operating Partnership have been calculated assuming the entire Preferred Partner Interest (as defined below) has been converted into such units. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities and Exchange Act of 1934 (the "Exchange Act"), which statements involve risks and uncertainties. The Operating Partnership's and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth herein under "Risk Factors" and elsewhere in this Prospectus.

                             OPERATING PARTNERSHIP

     The Operating Partnership is managed by its general partner, the Company, a self-administered and self-managed real estate investment trust ("REIT"). As of the date of this Prospectus, the Operating Partnership owned a diversified portfolio of 157 office, office/flex, industrial, retail, multi-family and hotel properties (collectively, the "Properties," and each a "Property") aggregating approximately 18.0 million square feet located in 24 states throughout the country. In addition, two associated companies, Glenborough Corporation ("GC") and Glenborough Hotel Group ("GHG," and together with GC, the "Associated Companies"), provide comprehensive asset, partnership and property management services for a diversified portfolio of 46 additional properties that are not owned by the Operating Partnership. The combined portfolios encompass approximately 22.8 million rentable square feet in 24 states. In addition, the Operating Partnership is in the process of acquiring the Covance Property and the Pru-Bache Portfolio (each as defined below, the "Pending Acquisitions"). The Pending Acquisitions represent approximately 790,470 rentable square feet, with an acquisition cost of approximately $63.6 million. See "Recent Activities."

     The Operating Partnership holds directly or indirectly all of the Company's interests in the Properties and all of the Company's operations relating to the Properties are conducted through the Operating Partnership. The Operating Partnership is controlled by the Company as its sole general partner and, as of the date of this Prospectus, the Company owned a 1% general partnership interest and an approximate 92% limited partnership interest in the Operating Partnership.

     The Operating Partnership's principal growth strategy is to capitalize on the opportunity to acquire diversified portfolios or individual properties on attractive terms. This strategy has evolved from the Company's predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring portfolios and management interests from third parties. As of the date of the Consolidation, the GRT Predecessor Entities had 17 years of experience in owning and operating properties.

     In particular, unlike most REITs, which typically purchase specific types of properties or properties located in regional markets, the Company through the Operating Partnership seeks to purchase portfolios of properties which are diversified by both property type and location. The management believes the Operating Partnership can acquire such diversified portfolios at attractive prices from partnerships as well as REITs, life insurance companies and other institutions because it can provide liquidity to portfolio owners who might otherwise face a limited market for their diversified portfolios, or who might otherwise face a limited market for their diversified portfolios, or who might be forced to liquidate through multiple sales of the individual properties which can be more expensive and time consuming than the single sale of the entire portfolio.

     Furthermore, the Operating Partnership's UPREIT structure allows it to address the current owners' tax concerns and structure transactions that may defer taxable gains. The Operating Partnership has issued partnership units in the Operating Partnership, which are redeemable for cash or exchangeable for the Company's Common Stock, to sellers in connection with the acquisition of Properties with a total acquisition cost of over $340.0 million.

     The Operating Partnership's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708 and its telephone number is (650) 343-9300.

     The following table sets forth certain information with respect to the Operating Partnership's properties as of March 31, 1998. For information regarding the individual Properties the Operating Partnership owned as of the date of this Prospectus, see "The Properties."

            PROPERTY TABLE BY PROPERTY TYPE AS OF MARCH 31, 1998(1)

                                                                OCCUPANCY RATE
                                                  RENTABLE           AS OF
               TYPE OF PROPERTY                   SQ. FT.      MARCH 31, 1998(2)
               ----------------                  ----------    -----------------
Office.........................................   6,377,571          96%
Office/Flex....................................   4,029,579           93
Industrial.....................................   3,430,898           96
Retail.........................................     979,088           97
                                                 ----------           --
     Subtotal/Weighted Average.................  14,817,136          95%
                                                 ----------           --

                                                                   OCCUPANCY RATE
                                                      RENTABLE         AS OF
                                      UNITS/ROOMS     SQ. FT.      MARCH 31, 1998
                                      -----------    ----------    --------------
Multi-family........................     2,147        1,898,603         96%
Hotels..............................       744          326,701          71(3)
                                                     ----------
     Subtotal Square Feet...........                  2,225,304
                                                     ----------
          Total Square Feet.........                 17,042,440
                                                     ==========

---------------
(1) Excludes the Eaton & Lauth Portfolio I which was acquired in April 1998 and does not reflect the sale of the Sandhill Industrial Park Property which was sold in April 1998. Also excludes properties expected to be acquired, see "Recent Activities -- Pending Acquisitions."

(2) Represents economic occupancy as of March 31, 1998.

(3) Represents average economic occupancy for the three months ended March 31, 1998.

                              THE INITIAL OFFERING

     The outstanding $150.0 million principal amount of Old Notes were sold by the Operating Partnership to the Initial Purchasers on the Closing Date pursuant to the Indenture among the Operating Partnership, the Company and the Trustee. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Operating Partnership and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Operating Partnership granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Operating Partnership's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer" and "The Exchange Offer -- Purpose and Effect."

                               THE EXCHANGE OFFER

Securities Offered............  Up to $150.0 million principal amount of 7 5/8%
                                Senior Notes Due 2005, which have been
                                registered under the Securities Act. The form and term of the New Notes are substantially identical to the Old Notes in all material respects, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, registration rights and related Special Interest provisions applicable to the Old Notes.

The Exchange Offer............  The Operating Partnership is offering, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, to exchange $150,000 or integral multiples of $1,000 in excess thereof in principal amount of New Notes for each $150,000 or integral multiples of $1,000 in excess thereof in principal amount of outstanding Old Notes of the corresponding maturity, with Global New Notes being exchanged for Global Old Notes. As of the date of this Prospectus $150.0 million in aggregate principal amount of the Old Notes were
                                outstanding. As of                     , 1998
                                there was one registered holder of the Old
                                Notes, Cede & Co., which held the entire $150.0
                                million of Old Notes for                     of
                                its participants. See "The Exchange
                                Offer -- Terms of the Exchange Offer."

Expiration Date...............  The Exchange Offer will expire at 5:00 p.m., New
                                York City time, on                     , 1998,
                                or such later date and time to which it is extended. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal....................  Tenders of Old Notes pursuant to the Exchange
                                Offer may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date. See "The Exchange Offer -- Expiration Date:
                                Extensions; Amendments."

Conditions of the Exchange
Offer.........................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The only condition to the Exchange Offer is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part. See "The Exchange offer -- Conditions of the Exchange Offer."

Procedures for Tendering Old
Notes.........................  Each holder of Old Notes desiring to accept the
                                Exchange Offer must complete, sign and date the Letter of Transmittal according to the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, together with the Old Notes and any other required documents, to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such

                                Old Notes in the Exchange Offer should instruct such entity or person to promptly tender on such beneficial owner's behalf.

Guaranteed Delivery
Procedures....................  Holders of Old Notes who wish to tender their
                                Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of New Notes.........  Upon effectiveness of the Registration Statement of which this Prospectus constitutes a part and consummation of the Exchange Offer, the Operating Partnership will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

The Exchange Agent............  Chase Manhattan Bank and Trust Company, National
                                Association has agreed to serve as the exchange agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange Offer -- The Exchange Agent."

Federal Income Tax
Consequences..................  There will be no U.S. Federal income tax consequences to holders exchanging Old Notes pursuant to the Exchange Offer. See "United States Federal Income Tax Consequences."

Use of Proceeds...............  There will be no proceeds to the Operating
                                Partnership from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Fees and Expenses.............  All expenses incident to the Operating
                                Partnership's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Operating Partnership. The Operating Partnership will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

Termination of Certain
Rights........................  Pursuant to the Registration Rights Agreement,
                                holders of Old Notes (i) have rights to receive Special Interest and (ii) have certain rights intended for the holders of unregistered securities. As used herein, "Special Interest" means additional interest of .50% per annum of the principal amount of the Old Notes during the first 90 days of a Registration Default (defined herein), increasing by an additional (0.50% per annum for each additional 90-day period (up to a maximum of 2.0% per annum of the principal amount) for any period during which a Registration Default is continuing pursuant to the terms of the Registration Rights Agreement. Holders of New Notes will no longer be, and upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive Special Interest and (ii) certain other rights under the Registration Rights Agreement intended for holders of unregistered securities. See "The Exchange
                                Offer -- Termination of Certain Rights" and
                                "Procedures for Tendering Old Notes."

Accrued Interest..............  The New Notes will bear interest at a rate equal to 7 5/8% per annum from their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance or date of the last interest payment, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of Notes -- Principal, Maturity and Interest."

Resales of New Notes..........  Based on the position of the staff of the
                                Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Operating Partnership believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased the Old Notes directly form the Operating Partnership for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act of and (ii) a person that is an affiliate of the Operating Partnership within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Operating Partnership, in acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution.

Effect of Not Tendering Old
Notes for Exchange............  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange Offer, continue to be subject to the existing restriction upon transfer thereof. The Operating Partnership will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offer, bear interest at the same rate as the New Notes.

                            DESCRIPTION OF NEW NOTES

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, registration rights and related Special Interest provisions applicable to the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Operating Partnership to the Exchange Agent of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering Old Notes" and "Description of Notes."

Securities Offered............  $150.0 million aggregate principal amount of
                                7 5/8% Senior Notes Due 2005 of the Operating Partnership

Maturity Date.................  March 15, 2005.

Denominations.................  $150,000 minimum or integral multiples of $1,000 in excess thereof.

Interest Payment Dates........  Interest on the New Notes is payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1998.

Optional Redemption by the
Operating Partnership.........  The New Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the New Notes being redeemed plus accrued interest to the redemption date, and (ii) the Make-Whole Amount, if any. See "Description of Notes -- Optional Redemption."

Ranking.......................  The New Notes will be general unsecured and unsubordinated obligations of the Operating
                                Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the New Notes will be effectively subordinated to secured borrowing arrangements that the Operating Partnership has and from time to time may enter into with various banks and other lenders, and to the prior claims of each secured mortgage lender to any specific Property which secures any lender's mortgage. As of March 31, 1998, such arrangements and mortgages aggregated approximately $242.1 million; as adjusted to reflect the Pro Forma Adjustments, such arrangements and mortgages would have aggregated
                                $          million as of March 31, 1998. See
                                "Recent Activities -- Financing Activities" and "Capitalization." Subject to certain limitations set forth in the Indenture, the Indenture permits the Operating Partnership to incur additional indebtedness and additional secured indebtedness. See "Description of
                                Notes -- Covenants."

Certain Covenants.............  The Indenture with respect to the Notes contains various covenants, including the following:

                                (1) The Operating Partnership will not incur any Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership is greater than 60% of the sum of (i) Total Assets as of the end of the Operating Partnership's fiscal quarter ended immediately prior to the incurrence of such additional Debt and (ii) the increase in Total Assets since the end of such quarter, including any increase in Total Assets resulting from the incurrence of such additional Debt (such increase, together with the Total Assets, the "Adjusted Total Assets"). As of March 31, 1998, as adjusted to reflect the Pro Forma Adjustments, the Operating Partnership's aggregate principal amount of all outstanding
                                Debt would have been      of Adjusted Total
                                Assets.

                                (2) The Operating Partnership will not incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge on all debt outstanding immediately after the incurrence of such additional Debt for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of such additional Debt, on a pro forma basis, would be less than 1.5 to 1.0. As of March 31, 1998, as adjusted to reflect the pro forma adjustments as described under the caption "Pro Forma Financial Information," the Operating Partnership's ratio of Consolidated Income Available for Debt
                                Service would have been      times the Annual
                                Service Charge on all Debt.

                                (3) The Operating Partnership will not incur any Secured Debt if, after giving effect thereto, the aggregate amount of all outstanding Secured Debt is greater than 40% of Adjusted Total Assets. As of March 31, 1998, as adjusted to reflect the Pro Forma Adjustments, the Operating Partnership's aggregate amount of all
                                outstanding Secured Debt would have been      of
                                Adjusted Total Assets.

                                (4) The Operating Partnership will maintain
                                Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt. As of March 31, 1998, as adjusted to reflect the Pro Forma Adjustments, the Operating Partnership's Total Unencumbered
                                Assets would have been      of the aggregate
                                outstanding principal amount of Unsecured Debt.

                                For a more complete description of the terms and definitions used in the foregoing limitations, see "Description of Notes -- Certain Covenants."

                                  RISK FACTORS

     Prospective purchasers of the Notes should carefully consider the matters set forth under "Risk Factors" and as well as the other information, historical financial statements and data and the pro forma financial data included in this Prospectus in evaluating the Exchange Offer.

                                  RISK FACTORS

     Prospective investors should read this entire Prospectus carefully, including all appendices and supplements hereto, and should consider carefully the following factors in evaluating the Exchange Offer.

RISKS ASSOCIATED WITH ACQUISITIONS

  Risks Associated with the Addition of a Substantial Number of New Properties

     The Operating Partnership is currently experiencing a period of rapid growth. Since the Consolidation on December 31, 1995, the Operating Partnership has invested approximately $1.4 billion in properties, as of the date of this Prospectus. The Operating Partnership's ability to manage its growth effectively will require it to apply successfully its experience managing its existing portfolio to new markets and to an increased number of properties. There can be no assurance that the Operating Partnership will be able to manage these operations effectively. The Operating Partnership's inability to effectively manage its expansion could have an adverse effect on the Operating Partnership's results of operations, financial condition and ability to service debt.

  Acquisitions Could Adversely Affect Operations

     Consistent with its growth strategy, the Operating Partnership is continually pursuing and evaluating potential acquisition opportunities, and is from time to time actively considering the possible acquisition of specific properties, which may include properties managed or controlled by one of the Associated Companies or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Operating Partnership's results of operations, financial condition and ability to service debt.

  Assumption of General Partner Liabilities

     The Operating Partnership and its predecessors have acquired a number of their properties by acquiring partnerships that own the properties or by first acquiring general partnership interests and at a later date acquiring the properties, and the Operating Partnership may pursue acquisitions in this manner in the future. When the Operating Partnership uses this acquisition technique, a subsidiary of the Company becomes a general partner. As a general partner, the Company's subsidiary becomes generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. The Company undertakes detailed due diligence reviews to ascertain the nature and extent of obligations that its subsidiary will assume when it becomes a general partner, but there can be no assurance that the obligations assumed will not exceed the Company's estimates or that the assumed liabilities will not have an adverse effect on the Operating Partnership's results of operations or financial condition and ability to service debt.

  Risks Relating to Tender Offers

     The Operating Partnership may, as part of its growth strategy, acquire properties and portfolios of properties through tender offer acquisitions of interests in public and private partnerships and REITs. Tender offers often result in competing tender offers, as well as litigation initiated by limited partners in the subject partnerships or by competing bidders. Due to the inherent uncertainty of litigation, the Operating Partnership could be subject to adverse judgments in substantial amounts. As the Operating Partnership has not yet attempted an acquisition through the tender offer process, and because of competing offers and possible litigation, there can be no assurance that, if undertaken, the Operating Partnership would be successful in acquiring properties through a tender offer or that the tender offer process would not result in litigation and a significant judgment adverse to the Operating Partnership.

  Conflict of Interest

     The Operating Partnership has acquired, and from time to time may acquire, properties from partnerships that Robert Batinovich, the Company's Chairman and Chief Executive Officer, and Andrew Batinovich, the Company's President and Chief Operating Officer, control, and in which they and members of their families have substantial interests. These transactions involve or will involve conflicts of interest. These transactions may provide substantial economic benefits such as payments or unit issuances, relief or deferral of tax liabilities, relief of primary or secondary liability for debt, and reduction in exposure to other property-related liabilities. Despite the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation and there can be no assurance that these transactions will be as favorable to the Operating Partnership as transactions that the Operating Partnership negotiates with unrelated parties or will not result in undue benefit to Robert and Andrew Batinovich and members of their families. Neither Robert Batinovich nor Andrew Batinovich has guaranteed that any properties acquired from entities they control or in which they or their families have a significant interest will be as profitable as other investments made by the Operating Partnership or will not result in losses.

DEPENDENCE ON EXECUTIVE OFFICERS

     The Operating Partnership is dependent on the efforts of Robert and Andrew Batinovich, the Chief Executive Officer and the President and Chief Operating Officer, respectively, of the Company, as the Operating Partnership's general partner, and of the Company's other executive officers. The loss of the services of any of them could have an adverse effect on the results of operations and financial condition of the Company and the Operating Partnership. Both Robert and Andrew Batinovich have entered into employment agreements with the Company.

RISKS ASSOCIATED WITH DEBT FINANCING

     The Operating Partnership selectively seeks to use leverage to increase the rate of return on its investments and to allow the Operating Partnership to make more investments than it otherwise could. Such use of leverage presents an element of risk in the event that the cash flow from the Operating Partnership's properties is insufficient to meet the Operating Partnership's debt service requirements (including with respect to the Notes). Subject to the limitations contained in the Indenture and the Acquisition Credit Facility (as defined below), to the extent the Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some of its properties. As of March 31, 1998, $242.1 million of the Operating Partnership's outstanding debt was secured by mortgages. The existing mortgages, a substantial portion of which are cross-collateralized, are on non-recourse or cross-collateralized bases. To the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties which are not the primary collateral for their loans, which may, in turn, result in acceleration of other indebtedness secured by the properties. Holders of indebtedness which is secured by any of the properties will have a claim against such properties which is senior to the claim of holders of the Notes. Foreclosure on properties would result in a loss of income and asset value to the Operating Partnership.

     The Company's organizational documents limit the Company's ability to incur, or permit any consolidated partnership or subsidiary corporation to incur, additional debt if the total debt, including the additional debt, would exceed 50% of the Borrowing Base, defined as the greater of Fair Market Value or Total Market Capitalization. The debt of the Operating Partnership is included in the calculation of such additional debt and total debt. Fair Market Value is based upon the value of the Company's assets as determined by an independent appraiser. Total Market Capitalization is based upon the market value of the Company's outstanding capital stock, including shares issuable on exercise of redemption options by holders of units of the Operating Partnership. An exception is made for refinancings and borrowings required to make distributions to maintain the Company's status as a REIT. As of March 31, 1998, as adjusted to
reflect the Pro Forma Adjustments, the Company's debt was   % of the Borrowing
Base.

     The Operating Partnership has a $250 million unsecured line of credit (the "Acquisition Credit Facility") with Wells Fargo Bank, N.A. ("Wells Fargo Bank"). The Acquisition Credit Facility has a three year term and bears interest on a sliding scale ranging from LIBOR plus 1.1% to LIBOR plus 1.3%. The Acquisition Credit Facility agreement provides that if the Operating Partnership's debt securities receive certain ratings from at least two rating agencies, as specified in the Acquisition Credit Facility agreement, the interest rate will decrease to a sliding scale ranging from LIBOR plus 0.8% to LIBOR plus 1.15%, depending upon the rating.

     The Acquisition Credit Facility also provides that distributions may not exceed 90% of funds from operations and that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), distributions may not exceed the lesser of (i) 90% of funds from operations and (ii) the minimum amount that the Company must distribute to its stockholders in order to avoid federal tax liability and remain qualified as a REIT. If the Operating Partnership is unable to obtain acceptable financing to repay indebtedness at maturity, the Operating Partnership may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could have an adverse effect on the Operating Partnership's results of operations and financial condition.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Notes are a new issue of securities for which there is currently no public market. The Operating Partnership does not intend to apply for listing of the Notes on any securities exchange or on the Nasdaq National Market. Although the Initial Purchasers have informed the Operating Partnership that they currently intend to make a market in the Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. If a market for the Notes were to develop, the Notes may trade at prices that may be higher or lower than their respective initial offering price depending upon many factors, including prevailing interest rates, the Operating Partnership's operating results and the markets for similar securities. In addition, such market making activity may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. See "Description of Notes -- Registration Rights; Liquidated Damages." Therefore, there can be no assurance that an active market for the Notes or, if issued, the Exchange Notes will develop or, if such a market develops, that it will continue.

RISKS RELATING TO REAL ESTATE

  Environmental Matters

     Under federal, state and local laws, ordinances and regulations relating to protection of the environment ("Environmental Laws"), a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of petroleum products or other hazardous or toxic substances at such property, and may be required to investigate and clean-up such contamination at such property or such contamination which has migrated from such property. Such laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. In addition, the owner or operator of a property may be subject to claims by third parties based on personal injury, property damage and/or other costs, including investigation and clean-up costs, resulting from environmental contamination present at or emanating from such property. Environmental Laws may also impose restrictions on the manner in which a property may be used or transferred or in which business may be operated, and these restrictions may require expenditures. Under the Environmental Laws, any person who arranges for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of investigation or clean-up of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person.

     Environmental Laws also govern the presence, maintenance and removal of asbestos-containing building materials ("ACM"). Such laws require that ACM be properly managed and maintained, that those who may come into contact with ACM be adequately apprised and trained, and that special precautions, including removal or other abatement, be undertaken in the event ACM is disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators for failure to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

     Some of the Properties, as well as properties previously owned by the Operating Partnership, are leased or have been leased, in part, to owners and operators of businesses that use, store or otherwise handle petroleum products or other hazardous or toxic substances. Some of these Properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of the Properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Properties have been contaminated with petroleum products or other hazardous or toxic substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of the Properties are on, or are adjacent to or near other properties upon which others, including former owners or tenants of the Properties, have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

     All of the Properties presently owned by the Operating Partnership have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling, and all of these investigations have been completed by the Operating Partnership or are in the process of being completed. Certain of the Properties owned by the Operating Partnership have been found to contain ACMs. The Operating Partnership believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the Properties found to contain ACMs.

     Although tenants of the Properties owned by the Operating Partnership generally are required by their leases to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify the Operating Partnership against any environmental liability arising from the tenants' activities on the Properties, the Operating Partnership could nevertheless be subject to environmental liability relating to its management of the Properties or strict liability by virtue of its ownership interest in the Properties and there can be no assurance that the tenants would satisfy their indemnification obligations under the leases. There can be no assurance that any environmental assessments of the Properties owned by the Operating Partnership, or properties being considered for acquisition by the Operating Partnership, have revealed all potential environmental liabilities, that any prior owner or prior or current operator of such properties did not create an environmental condition not known to the Operating Partnership or that an environmental condition does not otherwise exist as to any one or more of such properties that could have an adverse effect on the Operating Partnership's results of operations or financial condition. Moreover, there can be no assurance that (i) future Environmental Laws, ordinances or regulations will not have an adverse effect on the Operating Partnership's results of operations and financial condition or (ii) the current environmental condition of such properties will not be affected by tenants and occupants of such properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Operating Partnership.

     The Operating Partnership's operating costs may be affected by the obligation to pay for the cost of complying with existing Environmental Laws as well as the cost of complying with future legislation. In addition, the presence of petroleum products or other hazardous or toxic substances at any of the Properties owned by the Operating Partnership, or the failure to remediate such property properly, may adversely affect the Operating Partnership's ability to borrow by using such real property as collateral. The cost of defending against claims of liability and the cost of complying with Environmental Laws, including investigation or clean-up of contaminated property, could materially adversely affect the Operating Partnership's results of operations and financial conditions.

  Risks Related to Ownership and Financing of Real Estate

     The Operating Partnership is subject to risks generally incidental to the ownership of real estate, including changes in general economic or local conditions, changes in supply of or demand for similar or competing properties in an area, the impact of environmental protection laws, changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive, changes in tax, real estate and zoning laws, and the creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without the Operating Partnership's knowledge and consent. Should any of these events occur, there could be an adverse effect on the Operating Partnership's results of operations, financial condition and ability to service debt.

  Availability of and Competition for Real Estate Acquisitions

     The Operating Partnership's growth is dependent upon acquisitions. There can be no assurance that properties will be available for acquisition or, if available, that the Operating Partnership will be able to purchase such properties on favorable terms. If such acquisitions are not available it could have a negative impact on the growth of the Operating Partnership. Furthermore, the Operating Partnership faces competition from other businesses, individuals, fiduciary accounts and plans and other entities in the acquisition, operation and sale of its properties. Some of the Operating Partnership's competitors are larger and have greater financial resources than the Operating Partnership. This competition may result in a higher cost for properties the Operating Partnership wishes to purchase.

  Competition for Tenants

     The Operating Partnership is subject to the risk that when space becomes available at its properties the leases may not be renewed, the space may not be let or relet, or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable to the Operating Partnership. Although the Operating Partnership has established annual property budgets that include estimates of costs for renovation and reletting expenses that it believes are reasonable in light of each property's situation, no assurance can be given that these estimates will sufficiently cover these expenses. If the Operating Partnership is unable to promptly lease all or substantially all of the space at its properties, if the rental rates are significantly lower than expected, or if the Operating Partnership's reserves for these purposes prove inadequate, then there could be an adverse effect on the Operating Partnership's results of operations, financial condition and ability to service debt.

  Tenants' Defaults

     The ability of the Operating Partnership to manage its assets is subject to federal bankruptcy laws and state laws affecting creditors' rights and remedies available to real property owners. In the event of the financial failure or bankruptcy of a tenant, there can be no assurance that the Operating Partnership could promptly recover the tenant's premises from the tenant or that the Operating Partnership would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. In the event of the bankruptcy of a tenant, the Operating Partnership will be subject to the provisions of the federal bankruptcy code, which in some instances may restrict the amount and recoverability of claims held by the Operating Partnership against the tenant. If any tenant defaults on its obligations to the Operating Partnership, there could be an adverse effect on the Operating Partnership's results of operations, financial condition and ability to service debt.

  Management, Leasing and Brokerage Risks

     The Operating Partnership is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements may be terminated, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms, and that leasing and brokerage activity generally may decline. The occurrence of one or more of these events could have an adverse effect on the Operating Partnership's results of operations, financial condition and ability to service debt.

  Uninsured Loss

     The Operating Partnership or in certain instances tenants of the properties carry comprehensive liability, fire and extended coverage with respect to the Operating Partnership's Properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes and floods) that may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a Property sustain damage as a result of an earthquake or flood, the Operating Partnership may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Operating Partnership could lose some or all of its capital investment, cash flow and anticipated profits related to one or more Properties, which could have an adverse effect on the Operating Partnership's results of operations, financial condition and ability to service debt.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Operating Partnership to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), and individual agreements with sellers of properties place limits on the Company's ability to sell properties. Forty-two of the Properties owned by the Operating Partnership were acquired on terms and conditions under which they can be disposed of only in a like-kind exchange or other non-taxable transaction.

  Potential Liability Under the Americans With Disabilities Act

     The Operating Partnership's Properties are required to be in compliance with the Americans With Disabilities Act (the "ADA"). The ADA generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the federal government, an award of damages to private litigants and/or a court order to remove access barriers. Because of the limited history of the ADA, the impact of its application to the Operating Partnership's properties, including the extent and timing of required renovations, is uncertain. Pursuant to certain lease agreements with tenants in certain of the "single-tenant" Properties, the tenants are obligated to comply with the ADA provisions. If due to the ADA the Operating Partnership's costs are greater than anticipated or tenants are unable to meet their obligations, there could be an adverse effect on the Operating Partnership's results of operations, financial condition and ability to service debt.

  Risks Related to Development Joint Ventures

     The Operating Partnership may from time to time enter into joint ventures with selected developers ("JV Partners") for the purpose of developing new projects in which such JV Partner has, in the opinion of the Operating Partnership, significant expertise or experience. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. Such development activities may entail certain risks, including the risk that: (i) the expenditure of funds on and devotion of management's time to projects which may not come to fruition; (ii) construction costs of a project may exceed original estimates, possibly making the project uneconomical; (iii) occupancy rates and rents at a completed project may be less than anticipated; and (iv) expenses at a completed development may be higher than anticipated. In addition, JV Partners may have significant control over the operation of the joint venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the JV Partner might become bankrupt, have economic or business interests or goals that are inconsistent with the business interests or goals of the Operating Partnership, or be in a position to take action contrary to the instructions or the requests of the Operating Partnership or contrary to the Operating Partnership's policies or objectives. Consequently, actions by a JV Partner might result in subjecting property owned by the joint venture to additional risk. Although the Operating Partnership will seek to maintain sufficient control of any joint venture to permit the Operating Partnership's objectives to be achieved, it may be unable to take action without the approval of its JV Partners or its JV Partners could take actions binding the joint venture without the Operating Partnership's consent. Additionally, should a JV Partner become bankrupt, the Operating

Partnership could become liable for such JV Partner's share of joint venture liabilities. These risks may result in a development project having an adverse effect on the Operating Partnership's result of operations and financial condition.

LIMITATION ON OWNERSHIP OF COMMON STOCK MAY PRECLUDE ACQUISITION OF CONTROL

     Provisions of the Company's Charter are designed to assist the Company in maintaining its qualification as a REIT under the Code by preventing concentrated ownership of the Company which might jeopardize REIT qualification. Among other things, these provisions provide that (a) any transfer or acquisition of capital stock of the Company that would result in the disqualification of the Company as a REIT under the Code will be void, and (b) if any person attempts to acquire shares of capital stock of the Company that after the acquisition would cause the person to own or to be deemed to own, by operation of certain attribution rules set out in the Code, an amount of capital stock of the Company in excess of a predetermined limit, which, pursuant to Board action, currently is 9.9% of the value of the outstanding shares of capital stock of the Company (the "Ownership Limitation" and as to the capital stock of the Company, the transfer of which would cause any person to actually own capital stock of the Company in excess of the Ownership Limitation, the "Excess Shares"), the transfer shall be void and the capital stock of the Company subject to the transfer shall automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors of the Company until sold by the trustee to a third party or purchased by the Company. This limitation on the ownership of capital stock of the Company may have the effect of precluding the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership Limitation for any person, the Ownership Limitation shall be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 50% of the value of the capital stock of the Company (the aggregate Ownership Limitations as to all of these persons, as adjusted, the "Adjusted Ownership Limitation").

LITIGATION RELATED TO CONSOLIDATION

     Recent business reorganizations sponsored by others involving the conversion of partnerships into corporations have given rise to a number of investor lawsuits. These lawsuits have included claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of or benefiting from the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. The lawsuits have included, among others, claims that the structure of the reorganizations, as well as the manner in which they were submitted for investor approval, involved violations of federal and state securities laws, common law fraud and negligent misrepresentations, breaches of fiduciary duty, unfair and deceptive trade practices, negligence and waste, breaches of the partnership documents of the participating partnerships, failure to comply with applicable reporting requirements, violations of the rules of the NASD on suitability and fair practices, and violations of the Racketeer Influenced and Corrupt Organizations Act. Two lawsuits have been filed contesting the fairness of the Consolidation, one in California state court and one in federal court. A settlement of the state court action was approved by the court, but objectors to the settlement appealed that approval. On February 17, 1998, the Court of Appeals rejected the objectors' contentions and upheld the settlement. The objectors filed with the California Supreme Court a petition for review, which was denied on May 21, 1998. Plaintiffs in the federal court action voluntarily dismissed the action pending resolution of the state court action.

     From time to time the Company and the Operating Partnership are involved in other litigation arising out of their business activities. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on the Company's or the Operating Partnership's results of operations and the financial condition of the Company or the Operating Partnership.

CHAPTER 11 REORGANIZATION OF PARTNERSHIP CONSOLIDATION BY SENIOR MANAGEMENT

     Robert and Andrew Batinovich, two of the senior officers of the Company, were also senior members of a management team that formed a publicly registered limited partnership in 1986 to consolidate a number of predecessor partnerships. That public partnership was involved in litigation with its primary creditor and in order to prevent foreclosure filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in May 1992. The public partnership, which owns an approximate 1.7% limited partner interest in the Operating Partnership along with other substantial real estate assets, and a less than 0.4% interest in the Company, settled the litigation and obtained confirmation of a plan of reorganization in January 1994.

BOARD OF DIRECTORS MAY CHANGE INVESTMENT POLICIES

     The descriptions in this Prospectus of the major policies and the various types of investments to be made by the Operating Partnership reflect only the current plans of the Board of Directors of the Company, the Operating Partnership's general partner. The Company's Board of Directors may change the investment policies of the Operating Partnership without a vote of the stockholders of the Company or of the limited partners of the Operating Partnership. In addition, the methods of implementing the Operating Partnership's investment policies may vary as new investment techniques are developed.

YEAR 2000 COMPLIANCE

     The Operating Partnership utilizes a number of computer software programs and operating systems across its entire organization, including applications used in financial business systems and various administrative functions. To the extent that the Operating Partnership's software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000" and beyond, some level of modification, or replacement of such applications will be necessary. In addition, the ability of third parties ("Third Parties") with whom the Operating Partnership transacts business to adequately address their Year 2000 issues is outside of the Operating Partnership's control. The Operating Partnership has completed its identification of applications that are not yet "Year 2000" compliant and has commenced modification or replacement of such applications, as necessary. Given information known at this time about the Operating Partnership's systems that are non-compliant, coupled with the Operating Partnership's ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, management does not expect Year 2000 compliance costs to have any material adverse impact on the Operating Partnership's liquidity or ongoing results of operations. No assurance can be given, however, that all of the Operating Partnership's or Third Parties' systems will be Year 2000 compliant or that compliance costs or the impact of the Operating Partnership's or Third Parties' failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Operating Partnership's future liquidity or results of operations.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available upon request to the Trustee.

PURPOSE AND EFFECT

     The Old Notes were sold by the Operating Partnership to the Initial Purchasers on March 23, 1998. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Operating Partnership and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Operating Partnership agreed, with respect to the Old Notes and subject to the Operating Partnership's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to May 22, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, and, (ii) use its best efforts to
(a) cause such registration statement to be declared effective by the Commission on or prior to August 20, 1998, and (b) to consummate the Exchange Offer on or prior to October 2, 1998. The Operating Partnership will keep the Exchange Offer open for a period of not less than 20 days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Operating Partnership's exchange offer obligations under the Registration Rights Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects not to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     The Operating Partnership hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $150 million aggregate principal amount of New Notes for up to $150 million aggregate principal amount of the outstanding Old Notes. The Operating Partnership will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "-- Conditions of the Exchange Offer."

     As of the date of this Prospectus, $150 million in aggregate principal amount of the Old Notes was outstanding. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Operating Partnership believes that, as of the date of this Prospectus, no such holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Operating Partnership.

     The Operating Partnership shall be deemed to have accepted validly tendered Old Notes when, as and if the Operating Partnership has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Operating Partnership.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Expiration Date shall be                     , 1998 at 5:00 p.m., New
York City time, unless the Operating Partnership, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Operating Partnership will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Operating Partnership reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Operating Partnership to constitute a material change, the Operating Partnership will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Modifications of the Exchange Offer, including but not limited to extension of the period during which the Exchange Offer is open, may require that at least five business days remain in the Exchange Offer. In order to extend the Exchange Offer, the Operating Partnership will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

TERMINATION OF CERTAIN RIGHTS

     The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default (as defined below), holders of Old Notes are entitled to receive Liquidated Damages of 0.5% per annum of the principal amount of the Old Notes during the first 90 days of a Registration Default, increasing by an additional 0.5% per annum for each additional 90 day period of a Registration Default (up to a maximum of 2.0% per annum). A "Registration Default" with respect to the Exchange Offer shall occur if: (i) the Operating Partnership fails to file the Exchange Offer Registration Statement on or prior to May 22, 1998, (ii) the Registration Statement is not declared effective by the Commission on or prior to August 20, 1998 or (iii) the Operating Partnership fails to consummate the Exchange Offer on or prior to October 2, 1998 or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective during the period specified in the Registration Rights Agreement. Holders of New Notes will not be and, upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive the Liquidated Damages and (ii) certain other rights under the Registration Rights Agreement intended for holders of Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Operating Partnership to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

ACCRUED INTEREST

     The New Notes will bear interest at a rate equal to 7 5/8% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the last date on which interest was paid on the Old Notes, or if no interest had been paid on such Old Notes, from the date of their original issue, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which interest accrued at the rate of 7 5/8% per annum, will cease to accrue on the day prior to the issuance of the New Notes. See "Description of Notes -- Exchange Offer; Registration Rights."

PROCEDURES FOR TENDERING OLD NOTES

     The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Operating Partnership will constitute a binding agreement between the tendering holder and the Operating Partnership upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the Expiration Date, in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent by an "Agent's Message." To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgement of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Operating Partnership in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Operating Partnership in its sole discretion, which determination shall be final and binding. The Operating Partnership reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Operating Partnership's acceptance of which might, in the judgment of the Operating Partnership or its counsel, be unlawful. The Operating Partnership also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Operating Partnership shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Operating Partnership shall determine. The Operating Partnership will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Operating Partnership, proper evidence satisfactory to the Operating Partnership, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Operating Partnership that, among other things, (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of the New Notes,"
(iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Operating Partnership except as otherwise disclosed to the Operating Partnership in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes to 5:00 p.m., New York City time, on the Expiration Date. DTC participants may also submit the Notice of Guaranteed Delivery through ATOP.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Operating Partnership will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Operating Partnership shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Operating Partnership has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Operating Partnership reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written notice (or for DTC participants, transmission of a notice through ATOP) to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Operating Partnership in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Operating Partnership, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     The Trustee is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                         By Hand, or Overnight Courier:

             Facsimile Transmissions (Eligible Institutions Only):

                To confirm by telephone or for information call:

FEES AND EXPENSES

     All expenses incident to the Operating Partnership's consummation of the Exchange Offer and compliance with the Registration Agreement will be borne by the Operating Partnership, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or Blue Sky laws); (ii) printing expenses (including, without limitation, expenses of printing certificates for the New Notes in a form eligible for deposit with DTC and of printing Prospectuses); (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for the Operating Partnership; (v) fees and disbursements of independent certified public accountants; (vi) rating agency fees; and (vii) internal expenses of the Operating Partnership (including, without limitation, all salaries and expenses of officers and employees of the Operating Partnership performing legal or accounting duties).

     The Operating Partnership has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Operating Partnership, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Operating Partnership will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Operating Partnership's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Operating Partnership for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Operating Partnership believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Operating Partnership for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Operating Partnership within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Operating Partnership, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Operating Partnership has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Operating Partnership and holders of Old Notes are not entitled to rely on interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Operating Partnership and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Operating Partnership within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of use, notice and the availability of current public information regarding the Operating Partnership. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Operating Partnership. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Notes.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Operating Partnership as of March 31, 1998, and on a pro forma basis as if the acquisitions of the Eaton & Lauth Portfolio and the Pending Acquisitions and indebtedness incurred and equity issued in connection therewith, had each been completed on March 31, 1998. This capitalization table should be read in conjunction with all pro forma and historical financial statements and notes thereto included in this Prospectus.

                                                               AS OF MARCH 31, 1998
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                                  (IN THOUSANDS)
DEBT:
Acquisition Credit Facility(1)..............................  $   50,332      $
Mortgage loans(2)...........................................     242,083
The Old Notes...............................................     150,000
The New Notes(3)............................................          --
                                                              ----------      -----
          Total debt........................................     442,415
                                                              ----------      -----
PARTNERS' CAPITAL
  General Partner, 314,568 and      partnership units
     outstanding, respectively(4)...........................       5,531
  Limited Partner, 31,142,256 and      partnership units
     outstanding, respectively(4)...........................     884,831
                                                              ----------      -----
Total Partners' Equity......................................     890,362
                                                              ----------      -----
TOTAL CAPITALIZATION........................................  $1,332,777      $
                                                              ==========      =====

---------------
(1) The pro forma balance reflects borrowings under the Acquisition Credit Facility due to property acquisitions completed after March 31, 1998.

(2) The pro forma balance reflects the assumption of mortgage loans in connection with the acquisition of the Eaton & Lauth Portfolio.

(3) The pro forma balance reflects the issuance of $150.0 million of 7 5/8% Senior Notes in connection with the Exchange Offering.

(4) Pro forma amounts reflect the issuance of 672,653 units of partnership interest in the Operating Partnership in connection with the acquisitions of the Eaton & Lauth Portfolio and the Covance Property. In addition, the Operating Partnership issued or will issue 135,566 units of partnership interest in the Operating Partnership to the Company related to the issuance of an equal number of shares of Common Stock of the Company in connection with the acquisitions of the Eaton & Lauth Portfolio and the Covance Property.

           SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The following table sets forth selected financial and other data on a historical, as adjusted and pro forma basis for the Operating Partnership, and on a historical combined basis for the GRT Predecessor Entities.

     The following unaudited pro forma operating and other data for the three months ended March 31, 1998 and for the year ended December 31, 1997 have been prepared to reflect: (i) all property acquisitions completed in 1997 and in 1998 through the date hereof, as described under "Recent Activities -- 1998 and 1997 Completed Acquisitions;" (ii) the Pending Acquisitions as described under the caption "Recent Activities -- Pending Acquisitions;" (iii) the Exchange Offer;
(iv) the Initial Offering, the January 1998 Offering, the October 1997 Offering, the July 1997 Offering and the March 1997 Offering and the application of the respective net proceeds therefrom; (v) debt assumed and borrowings under the Interim Loan and the Acquisition Credit Facility, as described under the caption "Recent Activities -- Financing Activities;" (vi) the repayment of certain mortgage loans, the Operating Partnership's previous $50 million line of credit, a $114 million interim unsecured loan, the Interim Loan and a portion of the borrowings on the Acquisition Credit Facility; (vii) the sale of certain properties, and use of sales proceeds for the repayment of related mortgage debt and the funding of certain property acquisitions; and (viii) the collection of a mortgage loan receivable as if each of such transactions had been completed on January 1, 1997. The unaudited pro forma balance sheet data as of March 31, 1998 has been prepared to reflect (i) all property acquisitions completed in 1998 through the date hereof, as described under "Recent Activities -- 1998 and 1997 Completed Acquisitions;" (ii) the Pending Acquisitions as described under the caption "Recent Activities -- Pending Acquisitions;" (iii) the Exchange Offer;
(iv) debt assumed and borrowings under the Acquisition Credit Facility, as described under the caption "Recent Activities -- Financing Activities;" (v) repayment of certain mortgage loans and a portion of the borrowings on the Acquisition Credit Facility; and (vi) the sale of a certain property and the use of those sales proceeds for the repayment of related mortgage debt and for the funding of certain property acquisitions as if each of such transactions had been completed on March 31, 1998.

     The following unaudited as adjusted operating data, balance sheet data, and other data have been prepared to reflect the Consolidation and related transactions as if such transactions had occurred on January 1, 1994.

     The pro forma selected financial and other data is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with all financial statements and notes thereto included in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference.

                                       AS OF AND FOR THE THREE MONTHS        AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                               ENDED MARCH 31,             ----------------------------------------------
                                     -----------------------------------                                            AS
                                     PRO FORMA   HISTORICAL   HISTORICAL   PRO FORMA   HISTORICAL   HISTORICAL   ADJUSTED
                                       1998         1998         1997        1997         1997         1996        1995
                                     ---------   ----------   ----------   ---------   ----------   ----------   --------
Operating Data:
  Rental Revenue...................
  Fees and reimbursements..........
  Interest and other income........
  Total Revenues(1)................
  Property operating expenses......
  General and administrative.......
  Interest expense.................
  Depreciation and Amortization....
  Income (loss) from operations
    before extraordinary items and
    Preferred Partner Interest
    distributions..................
  Net-income (loss) before
    Preferred Partner Interest
    distributions (2)..............
  Net income (loss) allocable to
    Operating Partnership Units....
  Per unit (3):
    Net income (loss) before
      extraordinary items allocable
      to Operating Partnership
      Units........................
    Net income (loss) allocable to
      Operating Partnership
      Units........................
Balance Sheet Data:
  Net investment in real estate....
  Mortgage loans receivable, net...
  Total assets.....................
  Total debt.......................
  Partners' equity.................
Other Data:
  Distributions per unit (excluding
    Preferred Partner Interest
    distributions)(4)..............
  Preferred Partner Interest
    distributions..................
  EBIDA(5).........................
Ratios:
  Ratio of Earnings to Fixed
    Charges and Preferred Partner
    Interest distributions (6).....
  Annual Service Charge
    Coverage(7)....................
  Debt to Total Assets(8)..........
  Secured Debt to Total
    Assets(9)......................
  Total Unencumbered Assets to
    Unsecured Debt(10).............
Cash flow provided by (used for):
  Operating activities.............
  Investing activities.............
  Financing activities.............

                                        AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------
                                                     AS
                                     HISTORICAL   ADJUSTED   HISTORICAL   HISTORICAL
                                        1995        1994        1994         1993
                                     ----------   --------   ----------   ----------
Operating Data:
  Rental Revenue...................
  Fees and reimbursements..........
  Interest and other income........
  Total Revenues(1)................
  Property operating expenses......
  General and administrative.......
  Interest expense.................
  Depreciation and Amortization....
  Income (loss) from operations
    before extraordinary items and
    Preferred Partner Interest
    distributions..................
  Net-income (loss) before
    Preferred Partner Interest
    distributions (2)..............
  Net income (loss) allocable to
    Operating Partnership Units....
  Per unit (3):
    Net income (loss) before
      extraordinary items allocable
      to Operating Partnership
      Units........................
    Net income (loss) allocable to
      Operating Partnership
      Units........................
Balance Sheet Data:
  Net investment in real estate....
  Mortgage loans receivable, net...
  Total assets.....................
  Total debt.......................
  Partners' equity.................
Other Data:
  Distributions per unit (excluding
    Preferred Partner Interest
    distributions)(4)..............
  Preferred Partner Interest
    distributions..................
  EBIDA(5).........................
Ratios:
  Ratio of Earnings to Fixed
    Charges and Preferred Partner
    Interest distributions (6).....
  Annual Service Charge
    Coverage(7)....................
  Debt to Total Assets(8)..........
  Secured Debt to Total
    Assets(9)......................
  Total Unencumbered Assets to
    Unsecured Debt(10).............
Cash flow provided by (used for):
  Operating activities.............
  Investing activities.............
  Financing activities.............

                           THE OPERATING PARTNERSHIP

     The Operating Partnership is managed by its general partner, the Company, a self-administered and self-managed REIT. As of the date of this Prospectus, the Operating Partnership owned a diversified portfolio of 157 office, office/flex, industrial, retail, multi-family and hotel properties aggregating approximately
18.0 million square feet located in 24 states throughout the country. In addition, the Associated Companies provide comprehensive asset, partnership and property management services for a diversified portfolio of 46 additional properties that are not owned by the Operating Partnership. The combined portfolios encompass over 22.8 million rentable square feet in 24 states.

     The Company holds a 1% interest as the sole general partner of the Operating Partnership and an approximate 92% limited partnership interest in the Operating Partnership. The Company's and the Operating Partnership's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708, and their telephone number is (650) 343-9300.

GROWTH STRATEGY

     The Operating Partnership seeks to achieve sustainable long-term growth in Funds from Operations primarily through the following strategies:

     - Acquiring diversified portfolios or individual properties on attractive terms, often from public and private partnerships as well as from REITs and life insurance companies and other institutions;

     - Improving the performance of the Properties in the Operating Partnership's portfolio;

     - Constantly reviewing the Operating Partnership's current portfolio for opportunities to redeploy capital from certain Properties into other properties which the Operating Partnership believes are more suited to its strategy and operating goals; and

     - Entering into real estate development joint ventures with selected real estate developers.

        Acquisitions

     Acquisition Characteristics. The Operating Partnership primarily seeks to acquire diversified portfolios and individual properties with certain of the following characteristics: (i) a stable stream of income, both historical and projected; (ii) existing management fees and costs that, when internalized, would augment the Operating Partnership's investment return; (iii) generally constructed after 1980; (iv) little or no exposure to hazardous materials; (v) prudent debt levels; (vi) potential for substantial overhead savings; (vii) low-to-moderate vacancy levels; (viii) diversified tenant risk; (ix) low-to-moderate deferred maintenance; (x) substantial geographic overlap with the Operating Partnership's existing portfolio, to capitalize on the Operating Partnership's existing management capabilities; and (xi) comprised of office, office/flex, industrial, retail or multi-family properties.

     Portfolio Acquisitions. The Operating Partnership seeks to grow by acquiring diversified property portfolios, and believes there are significant acquisition opportunities for such portfolios from public and private partnerships, other REITs and life insurance companies and other institutions. For example, according to Robert A. Stanger & Co., Inc. ("Stanger"), a substantial percentage of public and private partnerships, representing original equity investments in excess of $70 billion, own portfolios that are diversified geographically or by property type or both. Furthermore, the Operating Partnership believes that there is a limited number of buyers who seek to purchase diversified portfolios. For example, most REITs pursue a strategy that focuses either on specific property types or geographic regions or both, and thus do not provide an outlet for bulk sales by diversified portfolio owners. For a diversified portfolio seller that is seeking to liquidate, an alternative to a bulk sale might be a gradual sell-off of assets, which may require an extended period of time and/or be prohibitively expensive.

     The Operating Partnership believes that, in particular, limited partnerships and the limited partners in such partnerships face difficult liquidity alternatives. According to Stanger, few of the private partnerships, and less than half of the public partnerships, are traded in any active secondary market. The Operating Partnership believes the majority of the limited partners in these partnerships would be interested in solutions providing liquidity. The principal options available to such limited partners include: (i) selling their units for cash on the secondary market, which according to Stanger, has a pricing structure that typically discounts unit values relative to underlying asset values; and (ii) more recently, selling their units for cash to large, well-financed investors who solicit limited partners to sell their interests at prices that are higher than prevailing secondary market prices but generally lower than the seller's underlying asset value. In addition to their discounted pricing structure, these solutions may not be preferred by limited partners who, as a result of past tax benefits or other factors, may incur significant tax liabilities as a result of such sale.

     The Operating Partnership believes that it can acquire diversified portfolios on attractive terms because, through the Company's issuance of shares of Common Stock or the Operating Partnership's issuance of partnership units which may be redeemed for cash or exchanged for Common Stock, it can provide owners with liquidity as well as address the owners' tax concerns and structure transactions that may defer taxable gains. By providing sellers with Common Stock or partnership units in the Operating Partnership as partial consideration in acquisition transactions, the Operating Partnership reduces its need to raise capital to finance such transactions. The Operating Partnership has issued partnership units to sellers as a portion of the consideration in connection with the acquisition of Properties aggregating a total acquisition cost of over $345 million.

     Individual Property Acquisitions. From time to time the Operating Partnership will acquire individual properties that it believes will enhance the Operating Partnership's profitability and take advantage of existing management resources.

     Possible Tender Offer Acquisitions. In addition to its current program of negotiated portfolio and individual property acquisitions, the Operating Partnership may consider opportunities to acquire interests in portfolios and individual properties through tender offers for public and private limited partnerships and other REITs. Depending upon the opportunity and the circumstances, such offers may be made with or without the cooperation of their respective general partners or boards of directors. See "Risk Factors -- Risks Associated with Acquisitions -- Risks Relating to Tender Offers."

  Internal Growth

     The Operating Partnership seeks to increase cash flow from its existing portfolio by: (i) increasing the occupancy of all Properties that are not fully leased; (ii) increasing rental rates of expiring leases; (iii) maintaining high occupancy rates; (iv) increasing economies of scale in management and leasing activities; and (v) controlling operating expenses and capital expenditures.

  Development Joint Ventures

     The Operating Partnership has entered into and intends to continue to, on a limited basis, enter into joint ventures with selected developers for the purposes of developing new projects within a region in which such developer has significant expertise and experience. The Operating Partnership believes that such alliances provide it with the flexibility to develop certain property types in selected markets where it becomes economically viable without having to make a significant investment in development infrastructure.

  Redeployment of Assets

     The Operating Partnership periodically reviews its current portfolio for opportunities to redeploy capital from certain existing Properties into other properties which the Operating Partnership believes have characteristics more suited to its overall growth strategy and operating goals. For example, the Operating Partnership may: (i) sell properties that have matured beyond a point of significant future growth potential and replace them with properties with higher growth potential; and (ii) sell smaller or management intensive properties and replace them with larger or more management-efficient properties. By redeploying assets in this manner, the Operating Partnership believes it can achieve certain economies of scale with respect to staffing and overhead levels. See "Recent Activities -- Redeployment of Assets."

FINANCING POLICIES

     Conservative Debt Strategy. The Operating Partnership's total indebtedness as of March 31, 1998 was approximately $442.4 million, which represents approximately 25.6% of the total market capitalization of the Company (debt divided by the sum of debt plus the market value of equity, including common stock, preferred stock and redeemable Operating Partnership Units), This ratio is consistent with the Operating Partnership's conservative strategy of maintaining its debt to total market capitalization ratio at a level of 30% or less. In addition, the Company's organizational documents limit the Company's ability to incur, or permit any consolidated partnership or subsidiary corporation to incur, additional debt if the total debt, including the additional debt, would exceed 50% of the Borrowing Base, defined as the greater of Fair Market Value or Total Market Capitalization. The debt of the Operating Partnership is included in the calculation of such additional debt and total debt. Fair Market Value is based upon the value of the Company's assets as determined by an independent appraiser. Total Market Capitalization is based upon the market value of the Company's outstanding capital stock, including shares issuable on exercise of redemption options by holders of units of the Operating Partnership. An exception is made for refinancings and borrowings required to make distributions to maintain the Company's status as a REIT. As of March 31, 1998, as adjusted to
reflect the Pro Forma Adjustments, the Company's debt was   % of the Borrowing
Base. This debt limitation contained in the Company's Charter cannot be changed without the affirmative vote of the stockholders of the Company in accordance with Maryland General Corporation Law.

     Limited Floating Interest Rate Debt. The Operating Partnership seeks to limit the amount of its indebtedness that is subject to floating interest rates. As of March 31, 1998, approximately $53.1 million, or 12% of the Company's aggregate indebtedness, was subject to floating rates of interest.

INVESTMENT POLICIES

     The Operating Partnership seeks to invest in income-producing property, both directly and through joint ventures with unaffiliated third parties, including institutional investors. Prospective real estate investment opportunities undergo an underwriting process that evaluates the following: (i) reasonably anticipated levels of net cash and ultimate sales value, based on evaluation of a range of factors including, but not limited to, rental levels under existing leases; (ii) financial strength of tenants; (iii) levels of expense required to maintain operating services and routine building maintenance at competitive levels; and (iv) levels of capital expenditures required to maintain the capital components of the building in good working order and in conformance with building codes, health, safety and environmental and other standards.

     The Operating Partnership conducts physical site inspections of each property under consideration and also engages outside professionals to independently inspect properties prior to acquisition. The Operating Partnership either engages outside professionals to conduct Phase I environmental assessments for all acquisitions, or relies on either: (i) the availability of a recent report prepared for a third party; or (ii) in the case of a property managed by an Associated Company, the experience of the Associated Company in managing the property, when the incremental benefit of obtaining a report is believed by the Company to be outweighed by the cost. Based upon the results of these inspections, assessments, reports and experience, the Company evaluates the risks associated with a proposed acquisition prior to its completion and takes appropriate corrective measures.

     The Operating Partnership emphasizes equity real estate investments, but may also invest in mortgages, securitized mortgage portfolios or other assets consistent with maintaining qualification as a REIT. The Operating Partnership will not invest in derivative financial instruments except for the limited purpose of prudently hedging interest rate risk under variable interest rate debt. The Operating Partnership has no current plans to invest in derivative financial instruments.

     The Board of Directors of the Company reviews the investment policies of the Operating Partnership periodically to determine that the investment policies being followed by the Operating Partnership at any time are in the best interests of the limited partners of the Operating Partnership. The Board of Directors may alter the Operating Partnership's investment policies if it determines in the future that such a change is in the best interests of the limited partners of the Operating Partnership. The methods of implementing the Company's investment policies may vary as new investment and financing techniques are developed or for other reasons.

     The Company has adopted a policy that no acquisition of properties from Glenborough Partners or Robert or Andrew Batinovich or their families or from other entities in which they have an interest will be made without the approval of at least two-thirds of the Company's independent directors.

                               RECENT ACTIVITIES

     The following is a summary of the Operating Partnership's acquisition and financing activities since January 1, 1997.

PENDING ACQUISITIONS

     Covance Property. The Operating Partnership has entered into a definitive agreement to acquire the Covance Property from a partnership in which affiliates of Eaton & Lauth serve as general partners. The total acquisition cost, including capitalized costs, is expected to be approximately $16.5 million, comprising: (i) approximately $4.4 million of equity which will consist of: (a) approximately $200,000 in the form of 8,802 shares of common stock (based on a negotiated per share value of $25.00); and (b) approximately $4.1 million in the form of 165,865 operating partnership units in the Operating Partnership (based on a negotiated per unit value of $25.00); and (ii) the balance in cash from borrowings under the Acquisition Credit Facility. The Covance Property is located in Indianapolis, Indiana. This acquisition is subject to a number of contingencies including the negotiation of terms of a definitive agreement, approval of the assumption of loans, satisfactory completion of due diligence and customary closing conditions. As a result, there can be no assurance that this transaction will be completed.

                                COVANCE PROPERTY

                                                                                          OCCUPANCY
                                                                                          RATE AS OF
                                                                   YEAR       RENTABLE    MARCH 31,
                PROPERTY                      CITY        ST     COMPLETED    SQ. FT.      1998(1)
                --------                  ------------    ---    ---------    --------    ----------
Office
  Covance...............................  Indianapolis     IN      1994       263,000        100

---------------
(1) Represents economic occupancy.

     Pru-Bache Portfolio. The Operating Partnership has entered into a definitive agreement to acquire all of the real estate assets of Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership in which the managing general partner is Prudential-Bache Properties, Inc., and in which Glenborough Corporation and Robert Batinovich, the Company's Chairman and Chief Executive Officer, have served as co-general partners since March 1994, but do not hold a material equity or economic interest (the "Pru-Bache Portfolio"). The total acquisition cost, including capitalized costs, is expected to be approximately $47.1 million, which is to be paid entirely in cash, including cash from borrowings under the Acquisition Credit Facility. The Pru-Bache Portfolio comprises four office buildings aggregating 405,825 square feet and one office/flex property containing 121,645 square feet. This acquisition is subject to a number of contingencies including approval of the acquisition by a majority vote of the limited partners of Prudential-Bache/Equitec Real Estate Partnership, satisfactory completion of due diligence and customary closing conditions. As a result, there can be no assurance that this acquisition will be completed.

                              PRU-BACHE PORTFOLIO

                                                                                        OCCUPANCY
                                                                                        RATE AS OF
                                                                 YEAR       RENTABLE    MARCH 31,
                PROPERTY                     CITY       ST     COMPLETED    SQ. FT.      1998(1)
                --------                  ----------    ---    ---------    --------    ----------
OFFICE
Gateway Professional Center.............  Sacramento    CA       1985        50,556           96%
Park Plaza..............................  Sacramento    CA       1985        67,688            75
Montrose Office Park....................  Rockville     MD       1980       186,680            89
Poplar Towers...........................  Memphis       TN       1974       100,901            86
                                                                            -------     ---------
Total Office............................                                    405,825           84%
                                                                            =======     =========
OFFICE/FLEX
Totem Valley............................  Kirkland      WA       1983       121,645           99%
                                                                            -------     ---------
Total Pru-Bache Portfolio...............                                    527,470           90%
                                                                            =======     =========

---------------
(1) Represents economic occupancy.

1998 AND 1997 COMPLETED ACQUISITIONS

     One Pacific Place. In May 1998, the Operating Partnership acquired a 125,507 square foot office building and adjacent 87,120 square foot parcel of land located in Omaha, Nebraska. The total acquisition cost, including capitalized costs, was approximately $20.1 million, all of which was paid in cash, including cash from borrowings under the Acquisition Credit Facility.

     Eaton & Lauth Portfolio. In April 1998, the Operating Partnership acquired a portfolio of three office properties and four retail properties aggregating 417,745 square feet and three multi-family properties containing 670 units (the "Eaton & Lauth Portfolio") from a number of partnerships in which affiliates of Eaton & Lauth serve as general partners. The total acquisition cost, including capitalized costs, was approximately $68.7 million, comprising: (i) approximately $32.0 million of net assumed debt; (ii) approximately $15.9 million of equity which consists of: (a) approximately $3.2 million in the form of 126,764 shares of Common Stock of the Company (based on an agreed per share value of $25.00); (b) approximately $12.7 million in the form of 506,788 partnership units in the Operating Partnership (based on an agreed per unit value of $25.00); and (iii) the balance in cash. The cash portion was financed through advances under the Acquisition Credit Facility. The Eaton & Lauth Portfolio I properties are located in the Indianapolis, Indiana area.

     The BGK Portfolio. In April 1998, the Operating Partnership acquired a portfolio of seven properties (the "BGK Portfolio"), comprising six properties in Massachusetts and one in Kansas, aggregating 515,445 rentable square feet. The Operating Partnership acquired the BGK Portfolio from BGK Equities, Inc., of Santa Fe, New Mexico. Four of the properties are office, one is office/flex and two are industrial. The total acquisition costs, including capitalized costs, was approximately $50.2 million, comprised of: (i) approximately $13.4 million in assumption of debt, and (ii) the balance in cash, including cash from borrowings under the Acquisition Credit Facility.

     400 El Camino Real. In March 1998, the Operating Partnership acquired a 15-story office property located in San Mateo, California ("400 El Camino Real"), containing 139,109 square feet, which currently houses the Company's corporate headquarters, from Prudential Insurance Company of America. The Company's corporate headquarters occupy approximately 30,000 square feet and the balance of the rentable square feet is leased to third parties. The 400 El Camino Real property includes a contiguous parking garage. The total acquisition cost, including capitalized costs, was approximately $34.7 million, which was paid in cash, including cash from borrowings under the Acquisition Credit Facility.

     Capitol Center. In February 1998, the Operating Partnership acquired a 161,468 square foot office complex ("Capitol Center") located in Des Moines, Iowa. The total acquisition cost, including capitalized costs, was approximately $12.3 million, comprising: (i) approximately $116,000 in the form of 3,874 partnership units in the Operating Partnership (based on an agreed per unit value of $30.00) and (ii) the balance in cash.

     Windsor Portfolio. In January 1998, the Operating Partnership acquired a portfolio of 13 suburban office Properties and one office/flex Property (the "Windsor Portfolio") located in eight states. The Company acquired the Windsor Portfolio from Windsor Realty Fund II, L.P., of which Windsor Advisor, LLC is the general partner and DuPont Pension Fund Investments and Gid/S&S Limited Partnership are limited partners, and other entities affiliated with Windsor Realty Fund II, L.P. The Windsor Portfolio properties aggregate 3,383,240 net rentable square feet, located in the eastern and mid-western United States and are concentrated in suburban Washington, D.C., Chicago, Atlanta, Boston, Philadelphia, Tampa, Florida and Cary, North Carolina. The total acquisition cost, including capitalized costs, was approximately $423.2 million, comprised of: (i) approximately $160.5 million in assumption of debt and (ii) the balance in cash, including cash from borrowings under a $150.0 million interim loan with Wells Fargo Bank (the "Interim Loan") and the Acquisition Credit Facility.

     Marion Bass Portfolio. In December 1997, the Operating Partnership acquired 10 multi-family Properties (the "Marion Bass Portfolio") aggregating 1,385 units from 14 limited partnerships each of whose general partner is Marion Bass Real Estate Group. The total acquisition cost, including capitalized costs, was approximately $58.3 million, comprising $23.5 million of assumed debt and the balance in cash, including cash from borrowings under the Acquisition Credit Facility. Of the 10 Marion Bass Properties, six are located in Charlotte, North Carolina, two are in Monroe, North Carolina, one is in Raleigh, North Carolina and one is in Pineville, North Carolina.

     Opus Portfolio. In December 1997, the Operating Partnership acquired four office/flex Properties and one office Property (the "Opus Portfolio") aggregating 289,874 square feet from four limited liability companies affiliated with Opus Properties, LLC. The total acquisition cost, including capitalized costs, was approximately $27.9 million, all of which was paid in cash, including cash from borrowings under the Acquisition Credit Facility. Four of the Opus Portfolio Properties are located in or near Tampa, Florida, and one is located in Denver, Colorado.

     Thousand Oaks. In December 1997, the Operating Partnership acquired an office complex consisting of three office buildings, aggregating 418,457 square feet ("Thousand Oaks"). The total acquisition cost, including capitalized costs, was approximately $51.3 million, which was paid entirely in cash, including cash from borrowings under the Acquisition Credit Facility. The Thousand Oaks property includes 10 acres suitable for the development of 182,000 square feet of office space. Thousand Oaks is located in Memphis Tennessee.

     Bryant Lake. In November 1997, the Operating Partnership acquired a 171,789 square-foot office/flex building in Eden Prairie, Minnesota ("Bryant Lake"), from Outlook Income Fund 9, a limited partnership in which GC is managing general partner. Robert Batinovich is co-general partner of Outlook Income Fund 9 and holds an indirect economic interest therein equal to an approximate 0.83% limited partnership interest. Because of this affiliation, and consistent with the Company's Board of Directors' policy, neither Robert Batinovich nor Andrew Batinovich voted when the Board of Directors considered and acted to approve this acquisition. The price paid for Bryant Lake equaled 100% of the appraised value as determined by an independent appraiser. The total acquisition cost, including capitalized costs, was approximately $9.4 million, comprising approximately $4.6 million in the form of cash and the balance in the form of assumption of debt.

     Copley Properties. In October 1997, the Operating Partnership acquired eight Properties from six separate limited partnerships in which affiliates of AEW Capital Management, L.P. (successors in interest to one or more affiliates of Copley Advisors Inc.) serve as general partners (the "Copley Properties"). The total acquisition cost, including capitalized costs, was approximately $63.7 million, which was paid entirely in cash. The Copley Properties comprise 766,269 square feet of industrial space, with one property located in Tempe, Arizona, one in Anaheim, California, one in Columbia, Maryland and five in Las Vegas, Nevada.

     Citibank Park. In September 1997, the Operating Partnership acquired a 147,978 square-foot office building in Las Vegas, Nevada ("Citibank Park"). The total acquisition cost, including capitalized costs, was approximately $23.3 million, which consisted of: (i) approximately $1.66 million in the form of 61,222 partnership units in the Operating Partnership (based on an agreed per unit value of $27.156); and (ii) the balance in cash.

     Advance Properties. In September 1997, the Operating Partnership acquired from a group of partnerships affiliated with The Advance Group a portfolio of 10 Properties aggregating 755,006 square feet (the "Advance Properties"). The total acquisition cost, including capitalized costs, was approximately $103.0 million, which consisted of: (i) approximately $13.6 million in the form of 599,508 partnership units in the Operating Partnership (based on an agreed per unit value of $22.625); (ii) approximately $7.4 million in assumption of debt; and
(iii) the balance in cash. The Advance Properties consist of five office Properties and three office/flex Properties located in northern New Jersey and Maryland and two industrial Properties located in northern New Jersey. Concurrent with this acquisition, the Operating Partnership entered into a joint venture with The Advance Group for the development of selected new projects. This joint venture owns 57 acres of land suitable for office and office/flex development of up to 560,000 square feet.

     T. Rowe Price Properties. In September 1997, the Operating Partnership acquired from five limited partnerships, two general partnerships and one private REIT, each organized by affiliates of T. Rowe Price, a portfolio of 27 properties aggregating approximately 2,888,000 square feet (the "T. Rowe Price Properties"). The total acquisition cost, including capitalized costs, was approximately $146.8 million, which was paid entirely in cash. The T. Rowe Price Properties consist of four office Properties, 12 office/flex Properties, eight industrial Properties and three retail Properties located in 12 states.

     Centerstone Property. In July 1997, the Operating Partnership acquired an office property containing 157,579 square feet (the "Centerstone Property") located in Irvine, California. The total acquisition cost, including capitalized costs, was approximately $30.4 million, which consisted of: (i) approximately $5.5 million in the form of 275,000 partnership units in the Operating Partnership (based on an agreed per unit value of $20.00); and (ii) the balance in cash.

     CRI Properties. In June 1997, the Operating Partnership acquired from Carlsberg Realty Inc. a portfolio of three Properties, aggregating approximately 245,600 square feet (the "CRI Properties"). The total acquisition cost, including capitalized costs, was approximately $14.8 million, which was paid entirely in cash. The CRI Properties consist of one office Property in California and one office/flex Property and one industrial Property in Arizona. The CRI Properties have been managed by GC since November 1996.

     CIGNA Properties. In April 1997, the Operating Partnership acquired from two partnerships formed and managed by affiliates of CIGNA a portfolio of six Properties, aggregating approximately 616,000 square feet and 224 multi-family units (the "CIGNA Properties"). The total acquisition cost, including capitalized costs, was approximately $45.4 million, which was paid entirely in cash. The CIGNA Properties consist of two office Properties, two office/flex Properties, a shopping center and a multi-family Property, and are located in four states.

     E&L Properties. In April 1997, the Operating Partnership acquired from seven partnerships and their general partner, a Southern California syndicator, a portfolio of 11 Properties, aggregating approximately 523,000 square feet, together with associated management interests (the "E&L Properties"). The total acquisition cost, including capitalized costs, was approximately $22.2 million, which consisted of: (i) approximately $12.8 million of mortgage debt assumed;
(ii) approximately $6.7 million in the form of 352,197 partnership units in the Operating Partnership (based on an agreed per unit value of $19.075); (iii) approximately $633,000 in the form of approximately 33,198 shares of Common Stock of the Company (based on an agreed per share value of $19.075); and (iv) the balance in cash. The E&L Properties consist of one office Property, nine office/flex Properties and one industrial Property, all located in Southern California.

     Riverview Property. In April 1997, the Operating Partnership acquired from a private seller a 15-story office property containing 227,129 square feet located in Bloomington, Minnesota (the "Riverview Property"). The total acquisition cost, including capitalized costs, was approximately $20.5 million, which was paid entirely in cash.

     Lennar Properties. In April 1997, the Operating Partnership acquired from two limited partnerships and one limited liability company managed by affiliates of Lennar Partners a portfolio of three Properties, aggregating approximately 282,000 square feet (the "Lennar Properties"). The total acquisition cost, including capitalized costs, was approximately $23.2 million, which was paid entirely in cash. The Lennar Properties consist of one office Property located in Virginia and one office/flex Property and one industrial Property, each located in Massachusetts.

     Scottsdale Hotel. In February 1997, the Operating Partnership acquired a 163-suite hotel Property (the "Scottsdale Hotel"), which began operations in January 1996 and is located in Scottsdale, Arizona. The total acquisition cost, including capitalized costs, was approximately $12.1 million, which consisted of approximately $4.6 million of mortgage debt assumed, and the balance in cash. The Scottsdale Hotel and four of the Operating Partnership's other hotel Properties are marketed as Country Suites by Carlson.

OTHER ACQUISITION OPPORTUNITIES

     Acquisition Pipeline. The Operating Partnership maintains an active acquisition department which identifies, evaluates, negotiates and consummates portfolio and individual property investments. Currently, other than the Pending Acquisitions, the Operating Partnership has no potential acquisitions that it considers probable, but is considering acquisitions involving, in the aggregate, in excess of $1.0 billion in total capitalized costs. Any future acquisition would be subject to a number of contingencies, including a review of the physical and economic characteristics of the properties involved, negotiation of detailed terms and formal documentation. There can be no assurance that any of the acquisitions under consideration will ultimately be consummated.

REDEPLOYMENT OF ASSETS

     The Operating Partnership periodically reviews its current portfolio of investments for opportunities to redeploy capital from certain existing Properties or mortgage receivables to other properties or investments that the Operating Partnership believes have characteristics more suited to its overall growth strategy and operating goals. The Operating Partnership used the net proceeds from the sale of such properties to fund the acquisition of properties which the Operating Partnership believes have greater growth potential. The Operating Partnership also has entered into a definitive agreement to sell from its retail portfolio the Shannon Crossing Property. This sale is subject to a number of contingencies, and there can be no assurance that such sale will be consummated.

FINANCING ACTIVITIES

     The Operating Partnership seeks to utilize the most appropriate sources of capital for acquisitions, development, expansion and renovation of properties and joint ventures, which sources include undistributed Funds from Operations, borrowings under its credit facilities, permanent secured or unsecured debt financing, contribution of cash from public equity and privately placed financing of the Company, issuance of partnership units in the Operating Partnership and/or bank and other institutional borrowings. As of March 31,
1998, the Operating Partnership's total debt constituted approximately   % of
the total market capitalization of the Company on a pro forma basis, after giving effect to the completion of the Pending Acquisitions, and certain other pro forma adjustments. See "Selected Historical and Pro Forma Financial and Other Data."

     Initial Offering. In March 1998 the Operating Partnership completed the Initial Offering, a private placement of $150 million of 7 5/8% Senior Notes due 2005. The net proceeds of approximately $148.2 million were used to repay substantially all of the outstanding balance under the Interim Loan (defined below).

     January 1998 Offering. In January 1998, the Company completed a public offering of 11,500,000 shares of 7 3/4% Series A Convertible Preferred Stock (which are convertible into 8,757,234 shares of Common Stock of the Company) at a price of $25.00 per share. The net proceeds of approximately $275.5 million were contributed to the Operating Partnership and used to fund acquisition activity, to repay approximately $257.1 million of indebtedness and for general corporate purposes.

     $150 Million Interim Loan. In January 1998, the Operating Partnership closed a $150 million unsecured loan agreement with Wells Fargo Bank (the "Interim Loan"). The Interim Loan bears interest at LIBOR plus 1.75% and has a term of three months with an option to extend the term an additional three months. The purpose of the Interim Loan was to fund the acquisition of the Windsor Portfolio.

     $250 Million Acquisition Credit Facility. In December 1997, the Operating Partnership replaced its previous $50 million secured line of credit with a new $250 million unsecured Acquisition Credit Facility with Wells Fargo Bank. The Acquisition Credit Facility has a three year term and bears interest on a sliding scale ranging from LIBOR plus 1.1% to LIBOR plus 1.3%. The Acquisition Credit Facility agreement provides that if the Operating Partnership's debt securities receive certain ratings from at least two rating agencies, as specified in the Acquisition Credit Facility agreement, the interest rate will decrease to a sliding scale ranging from LIBOR plus 0.8% to LIBOR plus 1.15%, depending upon the rating.

     Private Equity Issuance. In December 1997, the Operating Partnership issued (the "Private Equity Issuance") approximately $12.1 million in the form of 433,362 partnership units in the Operating Partnership (based on an agreed per unit value of $27.896), the Company issued approximately $2.0 million in the form of 72,564 shares of Common Stock (based on an agreed per share value of $27.896) and the Operating Partnership paid approximately $200,000 in cash to acquire all of the limited partnership interests of GRC Airport Associates, a California limited partnership ("GRCAA"). GRCAA's sole asset consisted of one property that was sold to a third party in February 1998 and generated net cash proceeds of approximately $14.1 million. By virtue of interests held directly or indirectly in GRCAA, GC received consideration of approximately $1.7 million and Robert Batinovich received consideration of approximately $2.2 million, both in the form of partnership units in the Operating Partnership, in connection with the Private Equity Issuance. Consistent with the Company's Board of Directors' policy, neither Robert Batinovich nor Andrew Batinovich voted when the Board of Directors considered and acted to approve this transaction.

     October 1997 Offering. In October 1997, the Company completed a public offering of 11,300,000 shares of Common Stock at a price of $25.00 per share. The net proceeds of approximately $267.3 million were contributed to the Operating Partnership and used for the acquisitions of certain Properties, to repay approximately $142.8 million of indebtedness and for general corporate purposes.

     July 1997 Offering. In July 1997, the Company completed a public offering of 6,980,000 shares of Common Stock at a price of $22.625 per share. The net proceeds of approximately $149.2 million were contributed to the Operating Partnership and used to fund acquisitions and for general corporate purposes.

     March 1997 Offering. In March 1997, the Company completed a public offering of 3,500,000 shares of its Common Stock at a price of $20.25 per share. The net proceeds of approximately $66.0 million were contributed to the Operating Partnership and used for the acquisition of certain Properties and to repay approximately $24.9 million of the then outstanding balance under the Company's previous $50 million secured line of credit.

     Increased Distributions. In January 1998, the Company announced a 31% increase in its regular quarterly distribution from $.32 to $.42 per share of Common Stock.

                               LEGAL PROCEEDINGS

     Recent business reorganizations sponsored by others involving the conversion of partnerships into corporations have given rise to a number of investor lawsuits. These lawsuits have included claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of or benefiting from the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. The lawsuits have included, among others, claims that the structure of the reorganizations, as well as the manner in which they were submitted for investor approval, involved violations of federal and state securities laws, common law fraud and negligent misrepresentations, breaches of fiduciary duty, unfair and deceptive trade practices, negligence and waste, breaches of the partnership documents of the participating partnerships, failure to comply with applicable reporting requirements, violations of the rules of the NASD on suitability and fair practices, and violations of the Racketeer Influenced and Corrupt Organizations Act. Two lawsuits have been filed contesting the fairness of the Consolidation, one in California state court and one in federal court. A settlement of the state court action was approved by the court, but objectors to the settlement appealed that approval. On February 17, 1998, the Court of Appeals rejected the objectors' contentions and upheld the settlement. The objectors filed with the California Supreme Court a petition for review, which was denied on May 21, 1998. Plaintiffs in the federal court action voluntarily dismissed the action pending resolution of the state court action.

     From time to time the Company and the Operating Partnership are involved in other litigation arising out of their business activities. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on the Company's or the Operating Partnership's results of operations and the financial condition of the Company or the Operating Partnership.

                            BUSINESS AND PROPERTIES

     The Operating Partnership owns a diversified portfolio of 156 office, office/flex, industrial, retail, multi-family and hotel Properties located in 24 states throughout the country. In addition, the Associated Companies provide comprehensive asset, partnership and property management services for a diversified portfolio of 46 additional properties that are not owned by the Operating Partnership. The following table lists the Properties owned by the Operating Partnership as of the date of the Prospectus excluding the Pending Acquisitions and the 46 additional properties.

                                                                  YEAR      RENTABLE     OCCUPANCY AS OF
             PROPERTY                     CITY          STATE   COMPLETED    SQ. FT.    MARCH 31, 1998(1)
             --------                     ----          -----   ---------   ---------   -----------------
OFFICE
  Tradewinds Financial Center.....  Phoenix             AZ        1986         17,778           92%
  Vintage Pointe..................  Phoenix             AZ        1985         56,112           98
  Warner Village Medical..........  Fountain Valley     CA        1977         32,272           84
  Hillcrest Office Plaza..........  Fullerton           CA        1974         34,623           94
  Centerstone Plaza...............  Irvine              CA        1988        157,579           98
  University Tech Center..........  Pomona              CA        1986        100,516           94
  Academy Professional Center.....  Rolling Hills       CA        1974         29,960           74
  Dallidet Professional Center....  San Luis Obispo     CA        1993         23,051           87
  400 El Camino Real..............  San Mateo           CA        1973        139,109          100
  Park Place......................  Clearwater          FL        1986        162,604           97
  Buschwood III...................  Tampa               FL        1989         76,930           92
  Temple Terrace Business
     Center.......................  Temple Terrace      FL        1997         79,393          100
  Ashford Perimeter...............  Atlanta             GA        1983        288,273           99
  Powers Ferry Landing East.......  Atlanta             GA        1985        393,672          100
  Oak Brook International.........  Oak Brook           IL        1975         98,443          100
  Oakbrook Terrace
     Corporate Center III.........  Oak Brook           IL        1991        253,069           98
  Columbia Centre II..............  Rosemont            IL        1988        150,133           94
  Embassy Plaza...................  Schaumburg          IL        1986        141,829           88
  Crosspoint Four.................  Indianapolis        IN        1990         41,121          100
  Meridian Park...................  Indianapolis        IN        1989         86,332           98
  The Osram Building..............  Indianapolis        IN        1990         45,265          100
  Leawood Office Building.........  Leawood             KS        1981         93,667          100
  Blue Ridge Office Building......  Braintree           MA        1984         74,727           98
  Hartwood Building...............  Lexington           MA        1985         52,721          100
  Bronx Park I....................  Marlborough         MA        1986         86,935           80
  Marlborough Corporate Place.....  Marlborough         MA        1988        514,789          100
  Westford Corporate Center.......  Westford            MA        1987        163,247          100
  Montgomery Executive Center.....  Gaithersburg        MD        1982        116,348           87
  Rockwall I & II.................  Rockville           MD        1985        340,220           88
  Bond Street Building............  Farmington Hills    MI        1986         40,595           95
  Riverview Office Tower..........  Bloomington         MN        1973        227,149          100
  University Club Tower...........  St. Louis           MO        1974        272,443           91
  Woodlands Plaza.................  St. Louis           MO        1993         72,966           99
  Edinburgh Center................  Cary                NC        1991        115,030           96
  One Pacific Place...............  Omaha               NE        1988        125,507           94
  One Professional Square.........  Omaha               NE        1980         34,836           86
  Regency Westpointe..............  Omaha               NE        1981         35,937           97

                                                                  YEAR      RENTABLE     OCCUPANCY AS OF
             PROPERTY                     CITY          STATE   COMPLETED    SQ. FT.    MARCH 31, 1998(1)
             --------                     ----          -----   ---------   ---------   -----------------
  Morristown Medical Offices......  Bedminster          NJ        1990         14,255          100
  Bridgewater Exec. Quarters......  Bridgewater         NJ        1995         65,000          100
  Frontier Exec. Quarters I.......  Bridgewater         NJ        1986        224,314          100
  Frontier Exec. Quarters II......  Bridgewater         NJ        1987         40,565          100(2)
  Gatehall........................  Parsipanny          NJ        1983        113,604           87
  25 Independence Boulevard.......  Warren              NJ        1989        106,879          100
  Citibank Park...................  Las Vegas           NV        1987        147,841           86
  Thousand Oaks...................  Memphis             TN        1990        418,458           92
  Post Oak Place..................  Houston             TX        1971         57,411           90
  4500 Plaza......................  Salt Lake City      UT        1983         70,001          100
  700 South Washington............  Alexandria          VA        1989         56,348          100
  Cameron Run.....................  Alexandria          VA        1991        143,707          100
  2000 Corporate Ridge............  McLean              VA        1985        255,980           98
  Globe Building..................  Mercer Island       WA        1979         24,779          100
                                                                            ---------          ---
          TOTAL OFFICE............                                          6,675,796           96%
                                                                            =========          ===
OFFICE/FLEX
  Hoover Industrial...............  Mesa                AZ        1985         57,441           89%
  Magnolia Industrial.............  Phoenix             AZ        1984         35,385          100
  Baseline Business Park..........  Tempe               AZ        1984        100,204           97
  Kraemer Industrial Park.........  Anaheim             CA        1974         55,246           86
  Dominguez Industrial............  Carson              CA        1973         85,120           96
  Chatsworth Industrial Park......  Chatsworth          CA        1975         29,764          100
  Glassell Industrial Center......  Orange              CA        1976         46,912           74
  Dunn Way Industrial.............  Placentia           CA        1968         59,832          100
  Monroe Industrial...............  Placentia           CA        1988         38,655           80
  Rancho Bernardo.................  Rancho Bernardo     CA        1982         52,865           88
  Scripps Terrace.................  San Diego           CA        1986         56,796           90
  Tierrasanta Research Park.......  San Diego           CA        1985        104,234           78
  Upland Industrial...............  Upland              CA        1978         27,414          100
  Northglenn Business Center......  Denver              CO        1997         65,000          100
  Valley Business Park............  Denver              CO        1984        202,540           90
  Grand Regency Business Center...  Brandon             FL        1997         48,551          100
  Newport Business Center.........  Deerfield Beach     FL        1984         61,786           92
  Cypress Creek Business Center...  Ft. Lauderdale      FL        1982         66,371           91
  Lake Point Business Park........  Orlando             FL        1985        135,032           92
  Fingerhut Business Center.......  Tampa               FL        1996         48,840          100
  PrimeCo Business Center.........  Tampa               FL        1996         48,090          100
  The Business Park...............  Norcross            GA        1984        157,153           94
  Oakbrook Corners................  Norcross            GA        1984        124,776          100
  Park 100 -- Building 42.........  Indianapolis        IN        1980         37,200           79
  Canton Business Center..........  Canton              MA        1988         79,565          100
  Fisher-Pierce...................  Weymouth            MA        1988         79,825          100
  Columbia Warehouse..............  Columbia            MD        1974         38,840           88
  Germantown Business Center I &
     II...........................  Germantown          MD        1993         60,000          100
  Winnetka Industrial Center......  Crystal             MN        1982        188,260          100
  Bryant Lake Business Center.....  Eden Prairie        MN        1985        171,789           96
  Riverview Industrial Park.......  St. Paul            MN        1978        113,700          100

                                                                  YEAR      RENTABLE     OCCUPANCY AS OF
             PROPERTY                     CITY          STATE   COMPLETED    SQ. FT.    MARCH 31, 1998(1)
             --------                     ----          -----   ---------   ---------   -----------------
  Woodlands Tech Center...........  St. Louis           MO        1986         98,037           96
  Fox Hollow Business Quarters....  Branchburg          NJ        1987         42,173           86
  Fairfield Business Quarters.....  Fairfield           NJ        1978         42,792          100
  Palms Business Center III.......  Las Vegas           NV        1990        136,160           93
  Palms Business Center IV........  Las Vegas           NV        1991         37,414           74
  Palms Business Center North.....  Las Vegas           NV        1988         92,087          100
  Palms Business Center South.....  Las Vegas           NV        1988        132,387           69
  Post Palms......................  Las Vegas           NV        1991        139,949           82
  Lehigh Valley Executive
     Campus.......................  Allentown           PA        1989        161,421           95
  Clark Avenue....................  King of Prussia     PA        1965         40,000          100
  Valley Forge Corporate Center...  Norristown          PA        1988        300,894           94
  Walnut Creek Business Center....  Austin              TX        1984        100,000          100
  Kent Business Park..............  Kent                WA        1981        138,157          100
                                                                            ---------          ---
          TOTAL OFFICE/FLEX.......                                          3,938,657           93%
                                                                            =========          ===

INDUSTRIAL
  Fifth Street Industrial.........  Phoenix             AZ        1986        109,699          100%
  Fairmont Commerce Center........  Tempe               AZ        1980         83,200          100
  East Anaheim Industrial.........  Anaheim             CA        1986        106,232          100
  Coronado Industrial.............  Anaheim             CA        1975         95,732          100
  Benicia Industrial Park.........  Benicia             CA        1980        156,800           69
  Springdale Commerce Center......  Santa Fe Springs    CA        1985        144,000          100
  Burnham Industrial Warehouse....  Boca Raton          FL        1980         71,168          100
  Airport Perimeter Business
     Park.........................  College Park        GA        1982        120,986           81
  Atlantic Industrial.............  Norcross            GA        1975        187,843           86
  Bonnie Lane Business Center.....  Elk Grove Village   IL        1981        119,590          100
  Navistar Intl. Transportation
     Corp.........................  W. Chicago          IL        1977        474,426          100
  Glenn Avenue Business Center....  Wheeling            IL        1981         82,000          100
  Wood Dale Business Center.......  Wood Dale           IL        1979         89,718           70
  Park 100-Building 46............  Indianapolis        IN        1981        102,400          100
  J.I. Case Equipment Corp........  Kansas City         KS        1975        199,750          100
  Southworth-Milton...............  Milford             MA        1989        146,125          100
  Navistar Intl. Transportation
     Corp.........................  Baltimore           MD        1962        274,000          100
  Eatontown Industrial............  Eatontown           NJ        1988         36,800          100
  Jencraft Industrial.............  Totowa              NJ        1967        120,943          100
  J.I. Case Equipment
     Corporation..................  Memphis             TN        1950        205,594          100
  Pinewood Industrial.............  Arlington           TX        1971         46,060          100
  Mercantile I....................  Dallas              TX        1970        236,092           95
  Quaker Industrial...............  Dallas              TX        1974         42,083          100
  SeaTac II.......................  Seattle             WA        1984         41,657          100
                                                                            ---------          ---
          TOTAL INDUSTRIAL........                                          3,430,898           96%
                                                                            =========          ===
RETAIL
  Park Center.....................  Santa Ana           CA        1979         73,500           98%
  Sonora Plaza....................  Sonora              CA        1974        162,126           99
  Piedmont Plaza..................  Apopka              FL        1985        151,000           98
  River Run Shopping Center.......  Miramar             FL        1988         92,787           94
  Westwood Plaza..................  Tampa               FL        1984         99,304           99

                                                                  YEAR      RENTABLE     OCCUPANCY AS OF
             PROPERTY                     CITY          STATE   COMPLETED    SQ. FT.    MARCH 31, 1998(1)
             --------                     ----          -----   ---------   ---------   -----------------
  Shannon Crossing................  Atlanta             GA        1981         64,039           96
  Westbrook Commons...............  Westchester         IL        1983        132,190           97
  Broad Ripple Retail Centre......  Indianapolis        IN        1988         37,540          100
  Cross Creek Retail Centre.......  Indianapolis        IN        1989         76,908           96
  Geist Retail Centre.............  Indianapolis        IN        1989         72,348           92
  Woodfield Centre................  Indianapolis        IN        1988         58,171           90
  Goshen Plaza....................  Gaithersburg        MD        1988         45,546           85
  Auburn North Shopping Center....  Auburn              WA        1978        158,596           96
                                                                            ---------          ---
          TOTAL RETAIL............                                          1,224,055           96%
                                                                            =========          ===

                                                                                            OCCUPANCY AS OF
                                                        YEAR         RENTABLE                  MARCH 31,
           PROPERTY                  CITY      STATE  COMPLETED      SQ. FT.        UNITS       1998(1)
           --------                  ----      -----  ---------  ----------------   -----   ----------------
MULTI-FAMILY
  Overlook Apartments..........  Scottsdale    AZ     1988            188,432         224          96%
  Crosscreek Apartments........  Indianapolis  IN     1990            159,492         208          91
  Harcourt Club Apartments.....  Indianapolis  IN     1991            149,900         148          95
  Island Club Apartments.......  Indianapolis  IN     1990            245,389         314          88
  Arrowood Crossing I & II.....  Charlotte     NC     1990            187,692         200          99
  Sharonridge I & II...........  Charlotte     NC     1980             59,850          75          96
  The Chase (Commonwealth).....  Charlotte     NC     1986            105,360         132          97
  The Courtyard................  Charlotte     NC     1985             60,500          55          93
  The Landing on Farmhurst.....  Charlotte     NC     1986             98,000         125          97
  Wendover Glen................  Charlotte     NC     1983             75,072          96          96
  The Chase (Monroe)...........  Monroe        NC     1988            100,512         120          97
  Willow Glen..................  Monroe        NC     1981            104,040         120          99
  Sabal Point I, II & III......  Pineville     NC     1990            381,463         374          90
  The Oaks.....................  Raleigh       NC     1985             68,256          88          92
  Sahara Gardens...............  Las Vegas     NV     1983            277,056         312          91
  Villas de Mission............  Las Vegas     NV     1979            192,370         226          97
                                                                    ---------       -----          --
TOTAL MULTI-FAMILY.............                                     2,453,384       2,817          96%
                                                                    =========       =====          ==

                                                        YEAR         RENTABLE       UNITS/   OCCUPANCY AS OF
           PROPERTY                  CITY      STATE  COMPLETED      SQ. FT.        ROOMS     MARCH 31, 1998
           --------              ------------  -----  ---------  ----------------   ------   ----------------
HOTELS
  Country Inn and Suites by      Scottsdale    AZ     1995             80,568         163           80%
     Carlson...................
  Country Suites by Carlson....  Tucson        AZ     1986             61,552         157           79
  Country Suites by Carlson....  Ontario       CA     1985             54,019         120           73
  Country Suites by Carlson....  Arlington     TX     1986             56,200         132           56
  Country Suites by Carlson....  Irving        TX     1986             45,032         108           61
  Country Inn by Carlson.......  San Antonio   TX     1997             29,330          64           55
                                                                    ---------       -----           --
          Total Hotels.........                                       326,701         744           71%
                                                                    =========       =====           ==

---------------
(1) Represents economic occupancy as of March 31, 1998.

(2) This Property is 31% leased by the former owner of the Property for a period of two years.

(3) Represents average economic occupancy for the three months ended March 31, 1998.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and the executive officers of the Company, including their ages.

             NAME                AGE                     PRINCIPAL POSITION
             ----                ---                     ------------------
Robert Batinovich..............  61    Chairman and Chief Executive Officer
Andrew Batinovich..............  39    Director, President and Chief Operating Officer
Sandra L. Boyle................  49    Executive Vice President
Stephen Saul...................  44    Executive Vice President, Chief Financial Officer
Frank E. Austin................  50    Senior Vice President, General Counsel and Secretary
Terri Garnick..................  37    Senior Vice President, Chief Accounting Officer and
                                       Treasurer
Steven F. Hallsey..............  46    Senior Vice President, Commercial Property Management
Richard C. Blum................  61    Director
Patrick Foley..................  65    Director
Richard A. Magnuson............  40    Director
Laura Wallace..................  44    Director

     ROBERT BATINOVICH has served as the Company's Chairman and Chief Executive Officer since the Company began operations on December 31, 1995. Mr. Batinovich also served as President of the Company since the Company began operations through September 1997. He also was the founder of Old GC and certain of its affiliates, and has been engaged in real estate investment and management, and corporate finance, since 1970. He served as President, Chief Executive Officer and Chairman of Old GC from its formation in 1978 until its consolidation and merger with the Company (the "Consolidation") on December 31, 1995. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last two years. He is a member of the Board of Directors of the Farr Company, a publicly held company that manufactures industrial filters. Mr. Batinovich's business background includes seven years as an executive with Norris Industries, managing and/or owning manufacturing, vending and service companies and a national bank, and providing investment consulting to businesses and individuals. He has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities.

     ANDREW BATINOVICH has served as director, Chief Operating Officer and Chief Financial Officer of the Company since the Company began operations on December 31, 1995 until September 1997 when he became President and Chief Operating Officer of the Company. He also served as a director of Old GC prior to the Consolidation, was employed by Old GC from 1983 until the Consolidation and functioned as its Chief Operating Officer and Chief Financial Officer since 1987. Mr. Batinovich holds a California real estate broker's license and is a Member of the National Advisory Council of Building Owners and Managers Association ("BOMA") International. Prior to joining Glenborough, Mr. Batinovich was a lending officer with the International Banking Group and the Corporate Real Estate Division of Security Pacific National Bank. Mr. Batinovich has a B.A. in International Finance from the American University of Paris.

     SANDRA L. BOYLE has served as Executive Vice President of the Company since September 1997, prior to which she served as Senior Vice President of the Company since the Company began operations on December 31, 1995. Ms. Boyle has been associated with Old GC or its affiliated entities since 1984. She was originally responsible for residential marketing. Her responsibilities were gradually expanded to include residential leasing and management in 1985, and commercial leasing and management in 1987. She was elected Vice President of Old GC in 1989. She currently supervises asset management, property management and management information services for the Company. Ms. Boyle holds a California real estate broker's license and a CPM designation, is a past President of BOMA San Francisco, and is a member of the National Advisory and Finance Committee of BOMA International, and the Board of Directors of BOMA San Francisco and BOMA California.

     STEPHEN R. SAUL has served as Vice President of the Company since May 1996 and became the Company's Executive Vice President and Chief Financial Officer in September 1997. He has served as Manager of Real Estate Finance since joining Old GC in April 1995. Prior to joining Old GC, Mr. Saul served for four years as President of KSA Financial Corporation, a company which was based in Sacramento, California and which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul has a B.A. in Architecture and Urban Studies from Stanford University and an M.B.A. from Harvard University.

     FRANK E. AUSTIN has served as Senior Vice President, General Counsel and Secretary of the Company since the Company began operations on December 31, 1995. Mr. Austin also served as a Vice President of Old GC from 1985 until the completion of the Consolidation. He is a member of the State Bar of California. Prior to joining Glenborough, Mr. Austin served for three years as committee counsel in the California State Senate, three years with the law firm of Neumiller & Beardslee, and four years at State Savings and Loan Association and American Savings and Loan Association.

     TERRI GARNICK has served as Senior Vice President, Chief Accounting Officer and Treasurer of the Company since the Company began operations on December 31, 1995. Ms. Garnick joined Old GC in 1989, and between that time and the completion of the Consolidation was responsible for property management, accounting, financial statements, audits, SEC reports, and tax returns for partnerships under management of Old GC and its affiliates. Prior to joining Old GC in 1989, Ms. Garnick was a controller at August Financial Corporation from 1986 to 1989 and was a Senior Accountant at Deloitte Haskins & Sells from 1983 to 1986. She is a Certified Public Accountant.

     STEVEN F. HALLSEY joined the Company on January 12, 1998, as Senior Vice President of Commercial Property Management. Prior to joining the Company, Mr. Hallsey served for three years as President and Chief Operating Officer of Western National Group, a national property management firm based in Irvine, California; and for two years as President of the Harbor Group of Norfolk, Virginia, which owned and operated a regional portfolio of commercial and multifamily properties. He also served four years as a Senior Vice President of Balcor Property Management and six years as Senior Executive Vice President of Clark Financial Corporation, a regional property management firm based in Salt Lake City, Utah. Mr. Hallsey serves on the boards of directors of the National Multi Housing Counsel and the California Apartment Association, and is the founder of the South Coast Apartment Association.

     RICHARD C. BLUM has served as a director of the Company since January 1998. Mr. Blum is chairman and president of Richard C. Blum & Associates, Inc., which is the general partner of Richard C. Blum & Associates, L.P., a merchant banking firm which acts as general partner for various investment partnerships. Mr. Blum also serves as a director of Northwest Airlines Corporation, URS Corporation (architectural and engineering services) and CB Commercial Real Estate Group (formerly Coldwell Banker, a holding company for various real estate enterprises).

     PATRICK FOLEY has served as director of the Company since January 11, 1996. He is also Chairman and Chief Executive Officer of DHL Corporation, Inc. and its major subsidiary, DHL Airways, positions he has held since 1988. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation ("Hyatt") for 26 years: in a variety of capacities, from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Chairman from 1984 to 1988; as Vice Chairman and later Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988. Mr. Foley currently is a member of the board of directors of Continental Airlines, Inc., Foundation Health Systems, Inc., Del Monte Foods Corporation and Flextronics International Ltd.

     RICHARD A. MAGNUSON has served as director of the Company since January 11, 1996. He is also currently Managing Director at Nomura International, plc. ("Nomura"). Mr. Magnuson joined Nomura in 1997, prior to which he served as a director at Nomura Securities International Inc. ("Nomura International"), a position he held since March 1994. Before joining Nomura International, Mr. Magnuson was a director in Real Estate Investment Banking at Merrill Lynch & Co. for five years. Mr. Magnuson is an active member of the Urban

Land Institute, the National Association of Real Estate Investment Trusts, and the International Council of Shopping Centers.

     LAURA WALLACE has served as director of the Company since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada (the "System"), a position she has held since 1985 and to which she was promoted after serving four years as Investment Analyst. The System comprises 60,000 active members, 40,000 inactive members, and 15,000 benefit recipients, with an investment portfolio of $10.0 billion. Prior to joining the System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the executive council of the National Association of State Investment Officers, of which she is past chairman; a member of the National Council on Teacher Retirement; a member of the Advisory Board for the Retired Senior Volunteer Program; past member of the Editorial Board of the Institutional Real Estate Letter; and serves as guest lecturer at the University of Nevada.

                              DESCRIPTION OF NOTES

     Except as otherwise indicated below, the following summary of the material provisions of the Indenture applies to both the Old Notes and the New Notes. As used herein, the term "Notes" shall mean the Old Notes and the New Notes, unless otherwise indicated.

     The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the exchange of the New Notes pursuant to the Exchange Offer will be registered under the Securities Act and, therefore, the New Notes will not bear any legends restricting transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding. Each series of New Notes will be issued solely in exchange for an equal principal amount of the corresponding series of Old Notes. As of the date hereof, $150 million in aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer." The following summary of certain provisions of the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, the definitions ascribed to such terms in the Indenture are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Old Notes were, and the New Notes will be, issued pursuant to an Indenture. The Old Notes are a series of Debt Securities issued under the Indenture designated as 7 5/8% Series A Senior Notes due 2005, and were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The New Notes are a series of Debt Securities issuable under the Indenture designated as 7 5/8% Series B Senior Notes due 2005, and will be issued in the Exchange Offer. The Notes will be limited to $150,000,000 in aggregate principal amount. The terms of the Notes include those provisions contained in the Notes and the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below but not defined herein.

     Pursuant to the Indenture, the Operating Partnership may issue series of debt securities (the "Debt Securities") in addition to the Notes. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     Except as provided under "-- Merger, Consolidation or Sale" and "-- Covenants" below, the Notes and the Indenture do not contain any other provisions that would afford Holders of the Notes ("Holders") protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of either such party, (ii) a change of control or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the Holders of the Notes. The financial covenants of the Operating Partnership described below would continue to apply, unless waived by Holders of the Notes, in the event of a highly leveraged or similar transaction involving the Operating Partnership, management of the Operating Partnership or the Company, or any affiliate of either such party. See "-- Covenants." In addition, subject to the limitations set forth below under "-- Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes. The Operating Partnership has no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership. In addition, certain restrictions on ownership and transfers of the Company's stock designed to preserve its status as a REIT may act to prevent or hinder any such transactions or a change of control.

RANKING

     The Old Notes are, and the New Notes will be, general unsecured and unsubordinated obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the Old Notes are, and the New Notes will be, effectively subordinated to such secured borrowing arrangements that the Operating Partnership has and from time to time may enter into with various banks and other lenders, and to the prior claims of each secured mortgage lender to any specific property owned by the Operating Partnership which secures any lender's mortgage. As of March 31, 1998, such arrangements and mortgages aggregated $242.1 million; as adjusted to reflect the Pro Forma Adjustments, such arrangements and mortgages would have aggregated million as of March 31, 1998. Subject to certain limitations set forth in the Indenture described below under the caption "Covenants," the Indenture will permit the Operating Partnership to incur additional indebtedness and additional secured indebtedness. See "-- Covenants," "Recent Activities -- Financing Activities."

PRINCIPAL, MATURITY AND INTEREST

     The Old Notes are, and the New Notes will be, limited in aggregate principal amount to $150,000,000 and will mature on March 15, 2005 (the "Maturity Date"). The New Notes will be issued in minimum denominations of $150,000 and in integral multiples of $1,000 in excess thereof.

     Interest on the Old Notes and on the New Notes will accrue at the rate of 7 5/8% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 1998, to holders of record on the immediately preceding March 1 and September 1. Holders of New Notes will receive interest accrued thereof from the date of original issuance of the Old Notes or the date of last interest payment as applicable, to, but not including, the date of issuance of the New Notes. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Operating Partnership maintained for such purpose or, at the option of the Operating Partnership, payment may be made by check mailed to holders of the Notes at their respective addresses set forth in the register of holders; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Operating Partnership will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Operating Partnership, the Operating Partnership's office or agency will be the office of the Trustee maintained for such purpose in the Borough of Manhattan, The City of New York, which currently is c/o Chase Manhattan Bank and Trust Company, National Association, 55 Water Street, Room 234, and at the Trustee's corporate trust office at 101 California Street, Suite 2725, San Francisco, California 94111.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price (the "Redemption Price") equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to the Notes (or portion thereof).

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

     Notice of any redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the Note Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     The Operating Partnership will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at the option of the Operating Partnership, the Trustee shall select, in such manner as it shall deem fair and appropriate, such Notes to be redeemed in whole or in part.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     In connection with the original issuance and sale of the Old Notes, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Operating Partnership agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Operating Partnership will offer to the Holders of Transfer-Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Operating Partnership is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Operating Partnership on or prior to the 20th business day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Operating Partnership or an affiliate of the Operating Partnership, the Operating Partnership will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Operating Partnership will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer,
(ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Operating Partnership will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Operating Partnership will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Operating Partnership will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Operating Partnership will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Operating Partnership fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Operating Partnership fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or useable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Operating Partnership and the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to one-half of the one percentage point (0.5%) per annum of the principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of two percent (2.0%) per annum. All accrued Liquidated Damages will be paid on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Definitive Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of the Old Notes are required to make certain representations to the Operating Partnership (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide information reasonably requested by the Operating Partnership for use in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person, provided (a) either the Operating Partnership shall be the continuing person, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal, premium, if any, and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture, (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing and (c) an officers' certificate of the Company as General Partner of the Operating Partnership and an opinion of counsel covering such conditions shall be delivered to the Trustee.

COVENANTS

  Limitations on Incurrence of Debt

     The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany debt representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such additional Debt and the application of the net proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum (without duplication) of (i) Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recently completed fiscal quarter of the Operating Partnership for which financial information is available prior to the incurrence of such additional Debt and
(ii) the purchase price or cost of any real estate assets or mortgages receivable acquired or developed, and the amount of any securities offering proceeds or asset sale proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable, to develop real estate assets or to reduce Debt) by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (such increase, together with the Total Assets, is referred to as "Adjusted Total Assets").

     In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge on all Debt outstanding immediately after the incurrence of such additional Debt for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the net proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 40% of Adjusted Total Assets.

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership or a Subsidiary whenever the Operating Partnership and its Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. In addition, the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  Maintenance of Total Unencumbered Assets

     The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Debt.

  Provision of Financial Information

     The Indenture provides that upon the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Operating Partnership will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Operating Partnership were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Operating Partnership and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Operating Partnership's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Operating Partnership were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Operating Partnership will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Operating Partnership has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Existence

     Except as permitted under "Merger, Consolidation or Sale," the Indenture requires each of the Operating Partnership and the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (partnership and statutory) and franchises; provided, however, that each of the Operating Partnership and the Company shall not be required to preserve any right or franchise if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership and that the loss thereof is not disadvantageous in any material respect to the Holders of the Notes.

  Maintenance of Properties

     The Indenture requires each of the Operating Partnership and the Company to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership or the Company, as the case may be, and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

  Insurance

     The Indenture requires the Operating Partnership and each of its Subsidiaries to keep its insurable Properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility.

  Payment of Taxes and Other Claims

     The Indenture requires each of the Operating Partnership and the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership or the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith.

  Waiver of Covenants; Compliance

     The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all the outstanding Notes either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect. Notwithstanding the foregoing, the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant Defeasance" below applies to the Notes.

     The Operating Partnership will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate as to the Operating Partnership's compliance or non-compliance with the conditions and covenants under the Indenture. Further, upon any request by the Operating Partnership to the Trustee to take any action under the Indenture, the Operating Partnership will furnish to the Trustee (a) an Officers' Certificate stating that all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with, and (b) an opinion of counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with.

CERTAIN DEFINITIONS

  As used herein:

     "Annual Service Charge" for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Debt of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

     "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

     "Consolidated Income Available For Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of Debt discount, (d) provisions for gains and losses on properties, (e) depreciation and amortization on properties, (f) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (g) amortization of deferred charges.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or such Subsidiary, as applicable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or such Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or such Subsidiary as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or such Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary).

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Maturity Date of the Notes. For purposes of this definition, it is expressly understood that the partnership units in the Operating Partnership and shares of perpetual preferred stock of the Company (which do not possess any of the features of clauses (i), (ii) or (iii) above) shall not constitute Disqualified Stock.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" means .25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

     "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Debt, excluding infrastructure assessment bonds, and
(ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (but excluding intangibles and accounts receivable) which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Debt.

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means Debt which is not secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Operating Partnership or any Subsidiary.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default' with respect to the Notes: (a) default for 30 days in the payment of any interest on the Notes; (b) default in the payment of any principal of, premium, if any, or any Make-Whole Amount on any Notes when due; (c) default in the performance of any other covenant or warranty of the Operating Partnership or the Company contained in the Indenture with respect to the Notes, continued for 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed (except for nonrecourse mortgage indebtedness which individually or in the aggregate does not exceed $20,000,000) by the Operating Partnership or the Company (or by any Subsidiary, the repayment of which the Operating Partnership or the Company has guaranteed or for which the Operating Partnership or the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership or the Company, as the case may be, as provided in the Indenture; (e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or the Company or any Significant Subsidiary. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act. If an Event of Default specified in clause (f) above relating to the Operating Partnership or the Company or any Significant Subsidiary occurs, the principal amount of, and the Make-Whole Amount, on all outstanding Notes shall become automatically due and payable without any declaration or other act on the part of the Trustee or of the Holders.

     If an Event of Default under the Indenture with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the then outstanding Notes may declare the principal amount of all of the Notes to be due and payable immediately by written notice thereof to the Company and the Operating Partnership (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less then a majority in principal amount of outstanding Notes may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of, premium, if any, and interest on the Notes plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to the Notes have been cured or waived as provided in the Indenture. The Indenture will also provide that the Holders of not less than a majority in principal amount of the outstanding Notes may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal, premium, if any, or interest on the Notes or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby.

     The Trustee is required under the Indenture to give notice to the Holders of Notes within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold from the Holders of the Notes notice of any default (except a default in the payment of the principal, premium, if any, or interest on the Notes) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders.

     The Indenture provides that no Holders of the Notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than a majority in principal amount of the outstanding Notes, as well as an offer of reasonable indemnity. This provision does not prevent, however, any Holder of Notes from instituting suit for the enforcement of payment of the principal, premium, if any, and interest on such Notes at the respective due date thereof.

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Notes then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity. The Holders of not less than a majority in principal amount of the outstanding Notes of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Notes not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Operating Partnership may discharge certain obligations to Holders of the Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Notes are payable in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal of, premium, if any, and interest on the Notes to the date of such deposit (if such Notes have become due and payable) or to the Maturity Date or Redemption Date, as the case may be.

     The Indenture provides that the Operating Partnership may elect either (a) to decease and be discharged from any and all obligations with respect to such Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of such Notes to compensate the Trustee and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Notes under Sections 1006 through 1008, inclusive, of the Indenture (being the restrictions described under "-- Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Notes ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company, as the case may be, with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Notes are payable on the Maturity Date, or Government Obligations, or both applicable to such Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on such Notes, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

     "Government Obligations" means securities which are (i) direct obligations of The United States of America or the government which issued the Foreign Currency in which the Notes are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of The United States of America or such government which issued the Foreign Currency in which the Notes of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     If after the Operating Partnership or the Company, as the case may be, has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to the Notes, (a) the

Holder of a Note is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Note to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Note, or (b) a Conversion Event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Note shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, premium, if any, and interest on such Note as the same becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Note into the currency, currency unit or composite currency in which such Note becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency either by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions or within the international banking community, (ii) the ECU either within the European Monetary System or for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101.) All payments of principal, premium, if any, and interest on any Note that is payable in a Foreign Currency that cease to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership or the Company, as the case may be, effects covenant defeasance with respect to the Note and such Notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Section 1006 through 1008 of the Indenture (which Sections would no longer be applicable to such Notes) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Notes at the time of the Maturity Date but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of provisions of the Indenture may be made only with consent of the Holders of not less than a majority in principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Notes affected thereby, (a) change the Maturity Date of the principal, premium, if any, or interest on any such Notes; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Notes, or adversely affect any right of repayment of the Holder of any such Note; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Note on or after the Maturity Date thereof; (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Note.

     The Holders of not less than a majority in principal amount of outstanding Notes have the right to waive compliance by the Operating Partnership or the Company with certain covenants in the Indenture relating to such series.

     Modifications and amendments of the Indenture may be made by the Operating Partnership and the Company and the Trustee without the consent of any Holder of Notes for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership and the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Operating Partnership or the Company in the

Indenture; (iii) to add Events of Default for the benefit of the Holders of the Notes; (iv) to add or change any provisions of the Indenture to facilitate the issuance of the Notes in bearer form, or to permit or facilitate the issuance of the Notes in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect; (v) to secure the Notes; (vi) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee; (vii) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of the Notes in any material respect; and (viii) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Notes, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect.

     The Indenture contains provisions for convening meetings of the Holders of Notes (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 25% in principal amount of the outstanding Notes, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes. Any resolution passed or decision taken at any meeting of Holders of Notes duly held in accordance with the Indenture will be binding on all Holders of Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the outstanding Notes; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the Persons holding or representing such specified percentage in principal amount of the outstanding Notes will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all outstanding Notes: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the outstanding Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

TRANSFER AND EXCHANGE

     A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Operating Partnership may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Operating Partnership is not required to transfer or exchange any Note selected for redemption. Also, the Operating Partnership is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of the Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer. However, the following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations ("Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder of the New Notes in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons holding the New Notes as part of a "straddle," hedge" or "conversion transaction." In addition, this discussion is limited to persons exchanging the Old Notes for New Notes. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with New Notes held as "capital assets" within the meaning of Section 1221 of the Code.

     As used herein, "U.S. Holder" means a beneficial owner of the New Notes who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof (unless, in the case of a partnership, the U.S. Treasury provides otherwise by Regulations), (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code ("U.S. Persons"), have authority to control all substantial decisions of the trust, or
(v) is otherwise subject to U.S. federal income tax on a net income basis in respect of the New Notes. As used herein, a "Non-U.S. Holder" means a holder of the New Notes who or that is not a U.S. Holder.

     The Operating Partnership has not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS INCLUDING GIFT AND ESTATE TAX LAWS.

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes because, under the Regulations, the New Notes do not differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there will be no U.S. federal income tax consequences to holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

U.S. HOLDERS

     INTEREST. The stated interest on the New Notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. It is not anticipated that the New Notes will give rise to "original issue discount" income in the hands of U.S. Holders.

     SALE, RETIREMENT OR REDEMPTION OF A NOTE. A U.S. Holder of a New Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such New Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. Holder's adjusted tax basis in such New Note. In general, the maximum tax rate for noncorporate taxpayers on long-term capital gain is 20% with respect to capital assets (including the New Notes), but only if they have been held for more than 18 months at the time of disposition. Capital gain on assets, having a holding period of more than one year but no more than 18 months, is taxed as "mid-term gain" at a maximum 28% rate in the hands of noncorporate taxpayers.

     U.S. Holders should be aware that the resale of the New Notes may be affected by the "market discount" ruled of the Code under which a purchaser of a New Note acquiring the New Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such New Note, to the extent of the market discount that has accrued but not been included in income while the debt instrument was held by such purchaser.

NON-U.S. HOLDERS

  U.S. Withholding Tax

     Interest paid to Non-U.S. Holders of the New Notes will not be subject to U.S. income or withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits of the Operating Partnership, (ii) the Non-U.S. Holder is not (a) a "controlled foreign corporation" for U.S. federal income tax purposes that is related to the Operating Partnership through equity ownership of (b) a bank that received the New Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iii) the beneficial owner of the New Note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. Person in compliance with applicable requirements or an exemption is otherwise established. If these requirements cannot be met, a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments on the New Notes.

     In general, any gain realized by any Non-U.S. Holder upon the sale, exchange or redemption of a New Note will not be subject to U.S. income or withholding tax. However, such gain will be subject to U.S. withholding tax if
(i) a Non-U.S. Holder is an individual who is present in the United States for a total of 183 days or more during the taxable year is which the gain is realized and certain other conditions are satisfied or (ii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

  U.S. Estate Tax

     New Notes owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death ("Nonresident Decedent") will not be includible in the Nonresident Decedent's gross estate for U.S. federal estate tax purposes as a result of the Nonresident Decedent's death, provided that, at the time of death, the Nonresident Decedent does not own, actually or constructively, 10% or more of the capital or profits of the Operating Partnership and payments with respect to such New Notes would not have been effectively connected with the conduct of a trade or business in the United States by the Nonresident Decedent. A Nonresident Decedent's estate may be subject to U.S. federal estate tax on property includible in his or her estate for U.S. federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain noncorporate U.S. Holders may be subject to IRS information reporting and backup withholding at a rate of 31% on payments of principal and interest on the New Notes, and the proceeds from a disposition of the New Notes:
Backup withholding will be imposed where the U.S. Holder: (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding. The Operating Partnership also will institute backup withholding or payments made on a New Note to a U.S. Holder if instructed to do so by the IRS. A U.S. Holder's failure to provide a correct TIN to the Operating Partnership when requested may also subject the U.S. holders to IRS penalties.

     In general interest paid with respect to a new Note and received by a Non-U.S. Holder will not be subject to IRS information reporting or backup withholding if the payor has received appropriate certification statements and provided that the payor does not have actual knowledge that the Non-U.S. Holder is a U.S. Person. Holders of the New Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any U.S. or foreign broker will not be subject to IRS information reporting and possibly backup withholding if the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. broker that is not a U.S. related person will not be subject to IRS information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% of more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is a U.S. related person, the Regulations require IRS information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. Person or a U.S. related person (absent actual knowledge that the payee is a U.S. Person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability, if any, or otherwise be refundable, provided that the requisite IRS procedures are followed.

PROSPECTIVE FINAL REGULATIONS

     On October 6, 1997, new Regulations ("New Regulations") were issued that modify the requirements imposed on a Non-U.S. Holder and certain intermediaries for establishing the recipient's status as a non-U.S. Holder eligible for exemption from or reduction in U.S. withholding tax and backup withholding described above. In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. In addition, the New Regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their own tax advisors to determine the effects of the application on the New Regulations to their particular circumstances.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that received New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Operating Partnership has agreed that, starting on the Expiration Date and ending one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Operating Partnership will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period one year after the Expiration Date, the Operating Partnership will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Operating Partnership have agreed to pay certain expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes offered by this Prospectus will be passed upon for the Operating Partnership by Morrison & Foerster LLP, Palo Alto, California. Morrison & Foerster LLP will rely upon the opinion of Hogan & Hartson LLP, Baltimore, Maryland as to certain matters of Maryland law.

=========================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

     UNTIL             , 1999 (ONE YEAR AFTER THE DATE OF THIS EXCHANGE OFFER)
ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
     ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUEST FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:
     THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                            FACSIMILE TRANSMISSIONS
                          (ELIGIBLE INSTITUTIONS ONLY)
                            ------------------------
                            TO CONFIRM BY TELEPHONE
                            OR FOR INFORMATION CALL:
                            ------------------------
     (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.)
=========================================================
=========================================================

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                           7 5/8% SENIOR SUBORDINATED
                                 NOTES DUE 2005
                        ($150,000,000 PRINCIPAL AMOUNT)
                                      FOR
                           7 5/8% SENIOR SUBORDINATED
                                 NOTES DUE 2005

                          GLENBOROUGH PROPERTIES, L.P.
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                        DATED                     , 1998
=========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     To the extent permitted by law, the Partnership Agreement of the Operating Partnership provides for indemnification of the Company, as general partner, its affiliates, officers, directors and guarantors and any other persons that the Company may designate in its sole and absolute discretion from any loss, damage, claim or liability (including reasonable attorneys' fees and costs incurred in defending any action against such person), arising from any claims, demands, suits or proceedings that relate to the operations of the Operating Partnership. In addition, the Company, in its capacity as general partner, shall not be liable for monetary damages to the Operating Partnership or any of the Limited Partners for losses sustained as a result of errors in judgment or of any act or omission if the Company acted in good faith.

     In addition, the Maryland GCL permits a Maryland Corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the Maryland GCL.

     The Company's Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for those individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had a reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and to advance expenses to a present or former director or officer who served a predecessor of the Company in that capacity, and to any employee or agent of the Company, or a predecessor of the Company. Finally, the Maryland GCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful on the merits, or otherwise, in the defense of any proceeding to which he is made a party by reason of service in that capacity.

     The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with indemnification to the full extent permitted by the Charter and Bylaws of Company.

     The Company has obtained an insurance policy to provide liability coverage for directors and officers of Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     4.1*      Registration Rights Agreements, dated March 23, 1998, among the Operating Partnership and the Initial Purchasers
     4.2*      Indenture and first supplement thereto, each dated March 23,
               1998 relating to $150,000,000 aggregate principal amount
               7 5/8% Senior Notes due 2008 between the Operating
               Partnership, the Company and the Trustee, including the Form of Notes
     4.3*      Form of Exchange Note
     5.1       Opinion of Morrison & Foerster LLP
    23.1*      Consent of Accountants
    23.2       Consent of Morrison & Foerster LLP (Included in Exhibit 5.1)
    24.1       Powers of Attorney (included in Part II to the Registration
               Statement)
    25.1*      Statement of Eligibility of Trustee on Form T-1
    99.1*      Form of Letter of Transmittal

---------------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

     (a) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, were applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Operating Partnership has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California on May 22, 1998.

                                          GLENBOROUGH REALTY TRUST, L.P.

                                          By: GLENBOROUGH REALTY TRUST
                                            INCORPORATED,
                                            its General Partner

                                          By: /s/ ROBERT BATINOVICH

                                            ------------------------------------
                                            Robert Batinovich
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Robert Batinovich, Andrew Batinovich, Stephen Saul and Frank E. Austin as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-4 in connection with the exchange by Glenborough Properties, L.P. of Senior Notes due 2005, and to execute any amendments thereto (including post-effective amendments or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons and in the capacities and on the date indicated. Each person has signed this Registration Statement in their capacity as an officer or director of the Company in its capacity as the general partner of Glenborough Properties, L.P.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

/s/ ROBERT BATINOVICH                                  Chairman and Chief Executive       May 22, 1998
-----------------------------------------------------  Officer
Robert Batinovich

/s/ ANDREW BATINOVICH                                  Director, President and Chief      May 22, 1998
-----------------------------------------------------  Operating Officer
Andrew Batinovich

/s/ STEPHEN SAUL                                       Executive Vice President and       May 22, 1998
-----------------------------------------------------  Chief Financial Officer
Stephen Saul

/s/ TERRI GARNICK                                      Senior Vice President and Chief    May 22, 1998
-----------------------------------------------------  Accounting Officer
Terri Garnick

                                                       Director
-----------------------------------------------------
Richard C. Blum

/s/ PATRICK FOLEY                                      Director                           May 22, 1998
-----------------------------------------------------
Patrick Foley

                                                       Director
-----------------------------------------------------
Richard A. Magnuson

/s/ LAURA WALLACE                                      Director                           May 22, 1998
-----------------------------------------------------
Laura Wallace

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   4.1*  Registration Rights Agreements, dated March 23, 1998, among the Operating Partnership and the Initial Purchasers
   4.2*  Indenture and first supplement thereto, each dated March 23,
         1998 relating to $150,000,000 aggregate principal amount
         7 5/8% Senior Notes due 2008 between the Operating
         Partnership, the Company and the Trustee, including the Form of Notes
   4.3*  Form of Exchange Note
   5.1   Opinion of Morrison & Foerster LLP
  23.1*  Consent of Accountants
  23.2   Consent of Morrison & Foerster LLP (Included in Exhibit 5.1)
  24.1   Powers of Attorney (included in Part II to the Registration
         Statement)
  25.1*  Statement of Eligibility of Trustee on Form T-1
  99.1*  Form of Letter of Transmittal

---------------
* To be filed by amendment.